Exhibit 99.1

VIROPHARMA INCORPORATED

Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(With Independent Auditors’ Report Thereon)

VIROPHARMA INCORPORATED

Table of Contents

Independent Auditors’ Report

The Board of Directors
Shire plc:

We have audited the accompanying consolidated financial statements of ViroPharma Incorporated and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of ViroPharma Incorporated and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2014

ViroPharma Incorporated
Consolidated Balance Sheets December 31, 2013 and 2012 (In thousands, except share and per share data)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$207,816	$175,518
Short-term investments	66,094	71,338
Accounts receivable	68,868	74,396
Inventory	97,323	64,384
Prepaid expenses and other current assets	30,658	25,361
Prepaid income taxes	30,785	29,097
Deferred income taxes, net	9,717	13,324
Total current assets	511,261	453,418
Intangible assets, net	479,055	617,539
Property, equipment and building improvements, net	17,059	10,848
Goodwill	96,912	96,759
Debt issuance costs, net	1,614	2,551
Deferred income taxes	11,713	17,988
Other assets	18,507	20,849
Total assets	$1,136,121	$1,219,952

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,664	$21,254
Contingent consideration	-	8,367
Accrued expenses and other current liabilities	78,216	83,503
Income taxes payable	-	904
Total current liabilities	90,880	114,028
Other noncurrent liabilities	1,467	1,898
Financing obligation	5,476	-
Contingent consideration	28,742	17,710
Deferred tax liability	105,974	167,484
Long-term debt	170,797	161,793
Total liabilities	403,336	462,913

Stockholders’ equity:
Preferred stock, par value $0.001 per share. 5,000,000 shares authorized; Series A convertible participating preferred stock; no shares issued and outstanding	-	-
Common stock, par value $0.002 per share. 175,000,000 shares authorized; outstanding 66,657,896 shares at December 31, 2013 and 65,113,880 shares at December 31, 2012	165	163
Treasury shares, at cost. 16,042,202 shares at December 31, 2013 and December 31, 2012	(350,000)	(350,000)
Additional paid-in capital	829,896	789,719
Accumulated other comprehensive loss	(2,951)	(2,975)
Retained earnings	255,675	320,132
Total stockholders’ equity	732,785	757,039
Total liabilities and stockholders’ equity	$1,136,121	$1,219,952

See accompanying notes to consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Operations
Years ended December 31, 2013. 2012 and 2011
(In thousands)

	2013	2012	2011
Revenues:
Net product sales	$440,573	$427,933	$544,374

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	119,662	108,547	79,976
Research and development	71,588	67,709	66,477
Selling, general and administrative	186,114	174,315	127,775
Intangible amortization	31,984	35,301	31,035
Impairment loss	106,911	-	8,495
Other operating expenses	8,131	8,718	8,488
Total costs and expenses	524,390	394,590	322,246
Operating income (loss)	(83,817)	33,343	222,128

Other Income (Expense):
Interest income	633	594	655
Interest expense	(14,805)	(14,093)	(12,640)
Other (expense) income, net	(2,350)	(823)	(2,136)
Income (loss) before income tax expense (benefit)	(100,339)	19,021	208,007

Income tax expense (benefit)	(35,882)	13,410	67,348
Net income (loss)	$(64,457)	$5,611	$140,659

See accompanying notes to consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Comprehensive Income (Loss)
Years ended December 31, 2013, 2012 and 2011
(In thousands)

	2013	2012	2011
Net income (loss)	$(64,457)	$5,611	$140,659
Other comprehensive income (loss), before tax:
Foreign currency translations adjustments	20	427	(3,145)
Unrealized gain (loss) on available for sale securities:
Unrealized holding gain (loss) arising during period	7	23	(16)
Less: Reclassification adjustment for gains included in net income (loss), net of tax expense	2	3	-
Income tax expense (benefit)	1	8	(5)
Unrealized gain (loss) on available for sale securities, net of tax	4	12	(11)
Other comprehensive income (loss), net of tax	24	439	(3,156)
Comprehensive income (loss)	$(64,433)	$6,050	$137,503

See accompanying notes to consolidated financial statements

ViroPharma Incorporated
Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2013, 2012 and 2011
(In thousands)

	Preferred stock		Common stock		Treasury shares		Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2010	-	$-	78,141	$156	-	$-	$717,375	$(258)	$173,862	$891,135
Exercise of common stock options	-	-	1,548	3	-	-	14,239	-	-	14,242
Employee stock purchase plan	-	-	38	-	-	-	452	-	-	452
Share-based compensation	-	-	-	-	-	-	14,242	-	-	14,242
Stock option tax benefits	-	-	-	-	-	-	3,211	-	-	3,211
Cumulative translation adjustment, net	-	-	-	-	-	-	-	(3,145)	-	(3,145)
Unrealized losses on available for sale securities, net	-	-	-	-	-	-	-	(11)	-	(11)
Repurchase of shares	-	-	(9,159)	-	9,159	(169,661)	-	-	-	(169,661)
Net income.	-	-	-	-	-	-	-	-	140,659	140,659
Balance, December 31, 2011	-	-	70,568	159	9,159	(169,661)	749,519	(3,414)	314,521	891,124
Exercise of common stock options	-	-	1,375	4	-	-	11,446	-	-	11,450
Restricted stock vested	-	-	27	-	-	-	-	-	-	-
Employee stock purchase plan	-	-	27	-	-	-	505	-	-	505
Share-based compensation	-	-	-	-	-	-	21,132	-	-	21,132
Other comprehensive income	-	-	-	-	-	-	-	439	-	439
Repurchase of shares	-	-	(6,883)	-	6,883	(180,339)	-	-	-	(180,339)
Stock option tax benefits	-	-	-	-	-	-	7,117	-	-	7,117
Net income	-	-	-	-	-	-	-	-	5,611	5,611
Balance, December 31, 2012	-	-	65,114	163	16,042	(350,000)	789,719	(2,975)	320,132	757,039
Exercise of common stock options	-	-	2,013	2	-	-	12,801	-	-	12,803
Shares withheld for minimum tax obligation	-	-	(569)	-	-	-	(17,254)	-	-	(17,254)
Conversion of senior convertible notes	-	-	1	-	-	-	20	-	-	20
Restricted stock vested	-	-	34	-	-	-	-	-	-	-
Employee stock purchase plan	-	-	64	-	-	-	1,377	-	-	1,377
Share-based compensation	-	-	-	-	-	-	26,592	-	-	26,592
Other comprehensive income	-	-	-	-	-	-	-	24	-	24
Stock option tax benefits	-	-	-	-	-	-	16,641	-	-	16,641
Net loss	-	-	-	-	-	-	-	-	(64,457)	(64,457)
Balance, December 31, 2013	-	$-	66,657	$165	16,042	$(350,000)	$829,896	$(2,951)	$255,675	$732,785

See accompanying notes to consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Cash Flows
Years ended December 31, 2013, 2012 and 2011
(In thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(64,457)	$5,611	$140,659
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Noncash share-based compensation expense	26,592	21,132	14,242
Noncash asset impairments	106,911	-	8,495
Noncash interest expense	9,958	9,277	8,268
Noncash charge for contingent consideration	2,537	4,477	4,664
Noncash charge for loan loss allowance	2,495	-	-
Noncash charge for option amortization	5,073	3,825	-
Noncash investment premium amortization	1,004	-	-
Deferred tax provision	(51,057)	(20,707)	(19,440)
Depreciation and amortization expense	35,020	37,818	33,467
Other, net	(5,854)	(3,568)	5,514
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	6,317	4,214	(34,864)
Inventory	(29,781)	(3,248)	(6,939)
Prepaid expenses and other current assets	(4,134)	(5,241)	(1,801)
Prepaid income taxes and income taxes payable	(3,156)	(14,197)	(8,034)
Other assets	(4,852)	(12,657)	6,616
Accounts payable	(9,145)	9,297	(159)
Accrued expenses and other current liabilities	(9,488)	4,139	26,554
Payment of contingent consideration	-	-	(6,019)
Other non-current liabilities	2,710	2,843	(497)
Net cash provided by operating activities	16,693	43,015	170,726

Cash flows from investing activities:
Purchase of Lev Pharmaceuticals, Inc.	-	(92,274)	-
Purchase of DuoCort Pharma AB, net of cash acquired	-	-	(32,041)
Payment for option purchase right	-	-	(7,500)
Purchase of Vancocin assets	-	-	(7,000)
Purchase of property, equipment and building improvements	(3,733)	(1,332)	(3,007)
Purchase of short-term investments	(51,352)	(107,177)	(152,557)
Maturities and sales of short-term investments	55,601	162,734	101,058
Net cash provided by (used in) investing activities	516	(38,049)	(101,047)

Cash flows from financing activities:
Payment for treasury shares acquired	-	(180,339)	(169,661)
Repayment of debt	-	-	(292)
Payment of financing costs	-	-	(1,357)
Shares withheld for minimum tax obligation	(17,254)	-	-
Payment of contingent consideration	-	-	(9,809)
Proceeds from issuance of common stock	14,180	11,955	14,694
Excess tax benefits from share-based payment arrangements	16,641	7,117	3,211
Net cash provided by (used in) financing activities	13,567	(161,267)	(163,214)

Effect of exchange rate changes on cash	1,522	467	(1,845)

Net increase (decrease) in cash and cash equivalents	32,298	(155,834)	(95,380)

Cash and cash equivalents at beginning of year	175,518	331,352	426,732
Cash and cash equivalents at end of year	$207,816	$175,518	$331,352

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,808	$4,814	$4,141
Cash paid for income taxes	992	40,629	93,648
Supplemental disclosure of non-cash transactions:
Non-cash increase in construction in progress and financing obligations	$5,476	$-	$-
Unrealized gain (loss) on available for sale securities, net of tax	4	13	(11)

See accompanying notes to consolidated financial statements.

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(1)	Organization and Business Activities

ViroPharma Incorporated is an international biotechnology company dedicated to the development and commercialization of novel solutions for physician specialists to address unmet medical needs of patients living with serious diseases that have few if any clinical therapeutic options, including therapeutics for rare and orphan diseases. On January 24, 2014, ViroPharma Incorporated became an indirect wholly-owned subsidiary of Shire plc. On March 11, 2014, the Company’s name was changed to Shire ViroPharma Incorporated (see note 18). We intend to grow through sales of our marketed products, through continued development of our product pipeline, expansion of sales into additional territories outside the United States, through potential acquisition or licensing of products and product candidates and the acquisition of companies. We expect future growth to be driven by sales of Cinryze for hereditary angioedema (HAE), both domestically and internationally, sales of Plenadren for treatment of adrenal insufficiency (AI) and Buccolam in Europe for treatment of paediatric seizures, and by our development programs, including C1 esterase inhibitor [human], maribavir for cytomegalovirus (CMV) infection and VP20629 for the treatment of Friedreich’s Ataxia (FA).

We market and sell Cinryze in the United States for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. Cinryze is a C1 esterase inhibitor therapy for routine prophylaxis against HAE, also known as C1 inhibitor (C1-INH) deficiency, a rare, severely debilitating, life-threatening genetic disorder. We acquired rights to Cinryze for the United States in October 2008 and in January 2010, we acquired expanded rights to commercialize Cinryze and future C1-INH derived products in certain European countries and other territories throughout the world as well as rights to develop future C1-INH derived products for additional indications. In June 2011, the European Commission (EC) granted us Centralized Marketing Authorization for Cinryze in adults and adolescents with HAE for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks. The approval also includes a self administration option for appropriately trained patients. We have begun to commercialize Cinryze in Europe and continue to evaluate our commercialization opportunities in countries where we have distribution rights.

On August 6, 2012, the U.S. Food and Drug Administration (FDA) approved our supplement to the Cinryze Biologics License Application (BLA) for industrial scale manufacturing which increases our manufacturing capacity of Cinryze.

On August 29, 2013, Sanquin Plasma Products and C.A.F. – D.C.F. (Sanquin), our contract manufacturers of Cinryze, received a Warning Letter from the FDA regarding compliance with current Good Manufacturing Practices (cGMP) at facilities located in Amsterdam and Brussels. The Warning Letter follows FDA inspections of these facilities which concluded on June 4, 2013. At the conclusion of these inspections, the FDA issued Form 483 Inspectional Observations, to which responses were provided in June 2013. Based on our review with Sanquin of the issues in the Warning Letter, we believe that the supply of Cinryze to patients will not be interrupted. We also believe that the Warning Letter does not restrict production or shipment of Cinryze. Sanquin continues to manufacture products, including Cinryze, in these facilities. The Warning Letter relates to certain observations that the FDA believes were inadequately addressed by the responses to the Form 483. The Warning Letter involves various cGMP deficiencies, including but not limited to inadequate investigations, production and process controls, laboratory controls, and cleaning procedures. We believe that, since our initial response to the FDA, we have addressed certain of the Form 483 observations and activities are underway to address the remaining

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Form 483 observations and issues raised in the Warning Letter. We are working with Sanquin and FDA to provide comprehensive responses to the concerns discussed in the Warning Letter.

We acquired Buccolam® (Oromucosal Solution, Midazolam [as hydrochloride]) in May 2010. In September 2011, the EC granted a Centralized Pediatric Use Marketing Authorization (PUMA) for Buccolam, for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents, from 3 months to less than 18 years of age. We have begun to commercialize Buccolam in Europe.

On November 15, 2011, we acquired rights to Plenadren® (hydrocortisone, modified release tablet) for treatment of AI. The acquisition of Plenadren further expands our orphan disease commercial product portfolio. On November 3, 2011, the EC granted European Marketing Authorization for Plenadren, an orphan drug for treatment of AI in adults, which will bring these patients their first pharmaceutical innovation in over 50 years. We are in the process of launching Plenadren in the various countries in Europe and a named patient program is available to patients in countries in which we have not launched Plenadren commercially. We are currently conducting an open label trial with Plenadren in Sweden and have initiated a registry study as a condition of approval in Europe.

In April 2013, the Food and Drug Administration (FDA) provided us responses to questions related to the regulatory and development path for Plenadren. The FDA has indicated the data filed in the European Union (EU) and approved by the European Medicines Agency (EMA) related to use of Plenadren for treatment of adrenal insufficiency in adults are not sufficient for assessment of benefit/risk in a marketing authorization submission in the United States and that additional clinical data would be required. We are currently reviewing the FDA feedback and our decision whether to pursue regulatory approval for Plenadren in the United States will be dependent upon, among other things, additional feedback from the FDA regarding potential Phase 3 study design and the availability of orphan drug exclusivity. We also are currently exploring commercialization opportunities in additional geographies.

We also sell branded and authorized generic Vancocin HCl capsules, the oral capsule formulation of vancomycin hydrochloride, in the U.S. and its territories. Vancocin is indicated for the treatment of C. difficile-associated diarrhea (CDAD). Vancocin capsules are also used for the treatment of enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains.

On April 9, 2012, the FDA denied the citizen petition we filed on March 17, 2006 related to the FDA’s proposed in vitro method for determining bioequivalence of generic versions of Vancocin (vancomycin hydrochloride, USP) capsules. The FDA also informed us in the same correspondence that the recent supplemental new drug application (sNDA) for Vancocin which was approved on December 14, 2011 would not qualify for three additional years of exclusivity, as the agency interpreted Section 505(v) of the FD&C Act to require a showing of a significant new use (such as a new indication) for an old antibiotic such as Vancocin in order for such old antibiotic to be eligible for a grant of exclusivity. FDA also indicated that it approved three abbreviated new drug applications (ANDAs) for generic vancomycin capsules and the companies holding these ANDA approvals indicated that they began shipping generic vancomycin hydrochloride, USP. In June 2012, the FDA approved a fourth ANDA for generic vancomycin capsules.

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

We granted a third party a license under our NDA for Vancocin® (vancomycin hydrochloride capsules, USP) to distribute and sell vancomycin hydrochloride capsules as an authorized generic product. We are also obligated to pay Genzyme royalties of 10%, 10% and 16% of our net sales of Vancocin for the three year period following the approval of the sNDA as well as a lower royalty on sales of our authorized generic version of Vancocin in connection with our purchase of exclusive rights to two studies of Vancocin.

Currently our product development portfolio is primarily focused on the following programs: C1 esterase inhibitor [human], maribavir for cytomegalovirus (CMV) infection and VP20629 (treatment of Friedreich’s Ataxia).

We are currently undertaking studies on the viability of subcutaneous administration of Cinryze. In May 2011, Halozyme Therapeutics Inc. (Halozyme) granted us an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology, in combination with a C1 esterase inhibitor which we intend to apply initially to develop a subcutaneous formulation of Cinryze for routine prophylaxis against attacks of HAE. In the first quarter of 2012, we completed a Phase 2 study to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20 and announced the presentation of positive data. In December 2012, we initiated a Phase 2b double blind, multicenter, dose ranging study to evaluate the safety and efficacy of subcutaneous administration of Cinryze® (C1 esterase inhibitor [human]) in combination with rHuPH20 in adolescents and adults with HAE for prevention of HAE attacks. On August 1, 2013, we announced that after discussion with representatives of the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, we discontinued our Phase 2 study. The discontinuation of the study was a precaution related to the emergence of anti-rHuPH20 nonneutralizing antibodies in study patients. We are investigating an alternative optimized, low volume standalone formulation of C1esterase inhibitor for subcutaneous administration. We plan to evaluate potential future plans involving rHuPH20; however, there can be no assurance that we will be able to conduct additional studies with the combination of Cinryze and rHuPH20. We are also investigating recombinant forms of C1-INH.

We are investigating potential new uses for our C1 esterase inhibitor product with a goal of pursuing additional indications in patient populations with other C1 INH mediated diseases. To that end, we are supporting investigator-initiated studies (IISs) evaluating C1 INH as a treatment for patients with Neuromyelitis Optica (NMO) and Autoimmune Hemolytic Anemia (AIHA); both of these studies were initiated in 2012. We’ve also completed enrollment into a clinical trial in Antibody-Mediated Rejection (AMR) post renal transplantation and are also evaluating the potential effect of C1-INH in Refractory Paroxysmal Nocturnal Hemoglobinuria (PNH). ViroPharma plans to continue to conduct both clinical and nonclinical studies to evaluate additional therapeutic uses for its C1 INH product in the future.

We are currently enrolling patients into a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients. The program consists of two independent Phase 2 clinical studies that include subjects who have asymptomatic CMV in one trial, and those who have failed therapy with other anti-CMV agents in another trial. Interim data from these studies was presented in June of 2013. We expect to complete enrollment into both studies in mid 2014. CMV is a common virus, but in immune compromised individuals, including transplant recipients, it can lead to serious illness or death. The U.S. Food and Drug Administration (FDA) and the European Commission have granted orphan drug

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

designation to maribavir for treatment of clinically significant cytomegalovirus viremia and disease in at-risk patients, and the prevention and treatment of cytomegalovirus disease in patients with impaired cell mediated immunity, respectively.

We have also been developing VP20621 for the prevention of C. difficile-associated diarrhea (CDAD). In May 2011, we initiated a Phase 2 dose-ranging clinical study to evaluate the safety, tolerability, and efficacy of VP20621 for prevention of recurrence of CDAD in adults previously treated for CDAD. We completed enrollment of patients in December 2012 and disclosed the results of this study in April 2013. We will complete the evaluation of these Phase 2 data however, we are seeking a partner to complete the development and commercialization of the asset as it is not considered core to our strategy. Our decision whether to pursue further development of VP20621 will be dependent upon, among other things, our ability to find a partner, our final assessment of the results of the Phase 2 data set and the cost of future clinical studies.

In September 2011, we entered in to a licensing agreement for the worldwide rights to develop VP20629, or indole-3-propionic acid for the treatment of FA, a rare, hereditary, progressive neurodegenerative disease. We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. We anticipate completion of enrollment in the first half of 2014.

In December 2011, we entered into an exclusive development and option agreement with Meritage Pharma, Inc. (Meritage), a private company based in San Diego, California focused on developing oral budesonide suspension (OBS) as a treatment for eosinophilic esophagitis (EoE). EoE is a newly recognized chronic disease that is increasingly being diagnosed in children and adults. It is characterized by inflammation and accumulation of a specific type of immune cell, called an eosinophil, in the esophagus. EoE patients may have persistent or relapsing symptoms, which include dysphagia (difficulty in swallowing), nausea, stomach pain, chest pain, heartburn, loss of weight and food impaction.

We intend to continue to evaluate in-licensing or other opportunities to acquire products in development, or those that are currently on the market. We plan to seek products that treat serious or life threatening illnesses with a high unmet medical need, require limited commercial infrastructure to market, and which we believe will provide both revenue and earnings growth over time.

(2)	Basis of Presentation

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of ViroPharma and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

We consider the following policies and estimates to be the most critical in understanding the more complex judgments that are involved in preparing our consolidated financial statements and that could impact our results of operations, financial position, and cash flows, as more fully described below:

•	Product Sales

•	Impairment of Long-lived Assets

•	Impairment of Goodwill and Indefinite-lived Intangible Assets

•	Share-Based Payments

•	Income Taxes

(c)	Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

(d)	Concentration of Credit Risk

We invest our excess cash and short-term investments in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to certain types of instruments issued by the U.S. government and institutions with strong investment grade credit ratings and places restrictions in their terms and concentrations by type and issuer to reduce our credit risk.

We have an exposure to credit risk in trade accounts receivable from sales of product. In the U.S., Vancocin is distributed through wholesalers that sell the product to pharmacies and hospitals. We also granted a third party a license under our NDA for Vancocin® (vancomycin hydrochloride capsules, USP) to distribute and sell vancomycin hydrochloride capsules as an authorized generic product. In the US, we sell Cinryze to specialty pharmacy/specialty distributors (SP/SD’s) who then distribute to physicians, hospitals and patients, among others.

We sell Diamorphine in the UK, primarily to hospitals, through approved wholesalers. We began commercial sales of Cinryze and Buccolam in Europe during the fourth quarter of 2011, primarily through approved wholesalers, and launched Plenadren commercially through approved wholesalers and named patient program in Europe during the third quarter of 2012. The revenues and operating income from these sales are not material to our consolidated revenues and operating income for 2013 or 2012.

Five customers represent approximately 68% of our trade accounts receivable at December 31, 2013 and three customers represent approximately 98% of our 2013 net product sales.

We, in connection with the issuance of the senior convertible senior notes, have entered into privately negotiated transactions with two counterparties (the counterparties), comprised of purchased call options and warrants sold. These transactions will reduce the potential equity dilution of our common stock upon conversion of the senior convertible notes. These transactions expose the

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Company to counterparty credit risk for nonperformance. The Company manages its exposure to counterparty credit risk through specific minimum credit standards, and diversification of counterparties.

(e)	Single Source Supplier

We currently outsource all manufacturing of our products to single source manufacturers. A change in these suppliers could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

(f)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of related cash discounts, rebates and estimated returns and do not bear interest. At December 31, 2013 and 2012, there was no allowance for doubtful accounts as all net amounts recorded are deemed collectible. We do not have any off-balance sheet exposure related to our customers.

(g)	Inventories

Inventories are stated at the lower of cost or market using actual cost. At December 31, 2013 and 2012, inventory consists of finished goods, work-in-process (WIP) and certain raw materials required to produce inventory of finished product.

(h)	Property, Equipment and Building Improvements

Property, equipment and building improvements are recorded at cost. Depreciation and amortization are computed on a straight-line basis over the useful lives of the assets or the lease term, whichever is shorter, ranging from three to thirty years.

We lease certain of our equipment and facilities under operating leases. Operating lease payments are charged to operations on a straight-lined basis over the related period that such leased assets are utilized in service. Expenditures for repairs and maintenance are expensed as incurred.

On August 29, 2012, we entered into an amended and restated lease to expand our corporate headquarters. The lease arrangement involves the construction of expanded office space where we are involved in the design and construction of the expanded space and have the obligation to fund the tenant improvements to the expanded structure and to lease the entire building following completion of construction. This arrangement is referred to as build-to suit lease. We have concluded that under the guidance of Accounting Standards Codification (ASC) 840, Leases, we are considered the owner of the construction project for accounting purposes and must record a construction in progress asset (CIP) and a corresponding financing obligation for the construction costs funded by the landlord. We recorded a CIP asset and a corresponding financing obligation during 2013 of approximately $5.5 million. Once the construction is complete we will depreciate the core and shell asset over 30 years. A portion of the lease payments will be reflected as principal and interest payments on the financing obligation.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(i)	Goodwill and Intangible Assets

We review the carrying value of goodwill and indefinite-lived intangible assets, to determine whether impairment may exist. In September 2011, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2011-08, Testing Goodwill for Impairment (the Update). The objective of this Update is to simplify how entities test goodwill for impairment. The amendments in the Update provide the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely than-not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The two-step goodwill impairment test consists of the following steps. The first step compares a reporting unit’s fair value to its carrying amount to identify potential goodwill impairment. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the impairment test must be completed to measure the amount of the reporting unit’s goodwill impairment loss, if any. Step two requires an assignment of the reporting unit’s fair value to the reporting unit’s assets and liabilities to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of the reporting unit’s goodwill to determine the goodwill impairment loss to be recognized, if any.

We tested our goodwill during the fourth quarter of 2013 and there was no impairment as a result of the test.

We test our long-lived fixed and intangible assets for recoverability whenever events occur or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The impairment test is a two-step test. Under step one we assess the recoverability of an asset (or asset group). The carrying amount of an asset (or asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected from the use and eventual disposition of the asset (or asset group). The impairment loss is measured in step two, if necessary, as the difference between the carrying value of the asset (or asset group) and its fair value. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and the timing and number of generic/competitive entries into the market, affecting the undiscounted cash flows, and if necessary, the fair value of the asset and whether impairment exists. These assumptions are subjective and could result in a material impact on operating results in the period of impairment.

On an ongoing periodic basis, we evaluate the useful life of our long-lived assets and determine if any economic, governmental or regulatory event has modified their estimated useful lives.

ASC 350-30-35 provides guidance on determining the finite useful life of a recognized intangible asset wherein it defines the useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of an entity.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

It also states that the estimate of the useful life of an intangible asset to an entity shall be based on an analysis of all pertinent factors, in particular, all of the following factors with no one factor being more presumptive than the other:

a.	The expected use of the asset by the entity.

b.	The expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate.

c.
Any legal, regulatory, or contractual provisions that may limit the useful life. The cash flows and useful lives of intangible assets that are based on legal rights are constrained by the duration of those legal rights. Thus, the useful lives of such intangible assets cannot extend beyond the length of their legal rights and may be shorter.

d.
The entity’s own historical experience in renewing or extending similar arrangements, consistent with the intended use of the asset by the entity, regardless of whether those arrangements have explicit renewal or extension provisions. In the absence of that experience, the entity shall consider the assumptions that market participants would use about renewal or extension consistent with the highest and best use of the asset by market participants, adjusted for entity-specific factors in this paragraph.

e.
The effects of obsolescence, demand, competition, and other economic factors (such as the stability of the industry, known technological advances, legislative action that results in an uncertain or changing regulatory environment, and expected changes in distribution channels).

f.
The level of maintenance expenditures required to obtain the expected future cash flows from the asset (for example, a material level of required maintenance in relation to the carrying amount of the asset may suggest a very limited useful life). As in determining the useful life of depreciable tangible assets, regular maintenance may be assumed but enhancements may not.

Further, if an income approach is used to measure the fair value of an intangible asset, in determining the useful life of the intangible asset for amortization purposes, an entity shall consider the period of expected cash flows used to measure the fair value of the intangible asset adjusted as appropriate for the entity-specific factors noted.

Our most significant long-lived assets are our acquired intangible assets (see note 6).

The contract rights acquired as part of the Auralis acquisition are being amortized on a straight-line basis over their estimated useful lives of 12 years and the product rights acquired under the Auralis and DuoCort acquisitions are being amortized on a straight-line basis over their estimated useful lives of 10 years. We estimated the useful life of the assets by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of nongeneric and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of the life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

In September 2011, the EC granted a Centralized PUMA for Buccolam, for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents, from 3 months to less than 18 years of age. This asset was previously classified as an indefinite-lived intangible asset. As a result of this approval, we began to amortize this asset over its estimated useful life of 10 years.

Due to the approval and launch of Buccolam, coupled with the approval and launch of Cinryze in Europe, we decided to alter our development and commercialization plans for the remaining Auralis IPR&D asset. The decision resulted in the impairment of the IPR&D asset and the Auralis Contract rights. Accordingly, we recorded a charge of approximately £5.4 million (approximately $8.5 million) during 2011.

(j)	Revenue Recognition

Revenue is recognized when all four of the following criteria are met (1) the Company has persuasive evidence an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured. The Company’s credit and exchange policy includes provisions for return of its product when it (1) has expired, or (2) was damaged in shipment.

Product revenue is generally recorded upon delivery to either our wholesalers or distributors and when title has passed. Product demand from wholesalers during a given period may not correlate with prescription demand for the product in that period. As a result, the Company periodically estimates and evaluates the wholesalers’ inventory position and would defer recognition of revenue on product that has been delivered if the Company believes that channel inventory at a period end is in excess of ordinary business needs and if the Company believes the value of potential returns is materially different than the returns accrual.

Net sales consist of revenue from sales of Cinryze, Buccolam, Plenadren, Vancocin branded and authorized generic product, and Diamorphine, less estimates for chargebacks, rebates, distribution service fees, returns and losses. We establish accruals for chargebacks and rebates, sales discounts and product returns. These accruals are primarily based upon the history of Vancocin and for Cinryze they are based on information on payee’s obtained from our SP/SD’s and CinryzeSolutions. We also consider the volume and price of our products in the channel, trends in wholesaler inventory, conditions that might impact patient demand for our product (such as incidence of disease and the threat of generics) and other factors.

Chargebacks and rebates are the most subjective sales related accruals. While we currently have no contracts with private third party payors, such as HMO’s, we do have contractual arrangements with governmental agencies, including Medicaid. We establish accruals for chargebacks and rebates related to these contracts in the period in which we record the sale as revenue. These accruals are based upon historical experience of government agencies’ market share, governmental contractual prices, our current pricing and then-current laws, regulations and interpretations. We analyze the accrual at least quarterly and adjust the balance as needed. These analyses have been adjusted to reflect the U.S. healthcare reform acts and their effect on governmental contractual prices and rebates.

Annually, as part of our process, we performed an analysis on the share of Vancocin and Cinryze sales that ultimately go to Medicaid recipients and result in a Medicaid rebate. As part of that

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

analysis, we considered our actual Medicaid historical rebates processed, total units sold and fluctuations in channel inventory. We also consider our payee mix for Cinryze based on information obtained at the time of prescription.

Product return accruals are estimated based on our history of damage and product expiration returns and are recorded in the period in which we record the product sales. There is a no returns policy with sales of generic Vancocin to our distributor and Cinryze has a no returns policy. Returns of product for our European sales depends on the country of sale in Europe. Where returns are not mandated by laws or regulations, we generally have a no returns policy. Where returns are required to be taken back, we defer revenue recognition until we receive information from our distribution partners that the drug has been consumed.

Under the Patient Protection and Affordable Care Act (PPACA), we are required to fund 50% of the Medicare Part D insurance coverage gap for prescription drugs sold to eligible patients staring on January 1, 2011. For Vancocin sales subject to this discount, we recognize this cost using an effective rebate percentage for all sales to Medicare patients throughout the year. For applicable Cinryze sales, we recognize this cost at the time of sale for product expected to be purchased by a Medicare Part D insured patient when we estimate they are within the coverage gap.

Revenue from the launch of a new or significantly unique product may be deferred until estimates can be made for chargebacks, rebates, returns and all of the above conditions are met which is typically based on dispensed prescription data and other information obtained during the period following launch.

In April 2012, we began selling an authorized generic version of our prescription Vancocin capsules under a supply agreement with a distributor. The distributor has agreed to purchase all of its authorized generic product requirements from us and pay a specified invoice supply price for such products. We are also entitled to receive a percentage of the gross margin on net sales of the authorized generic products sold by the distributor. We recognize revenue from shipments to the distributor at the invoice supply price along with our percentage of the gross margin on net sales of the authorized generic products sold by the distributor when the distributor reports to us its gross margin on net sales of the products and our portion thereof. Any adjustments to the net sales previously reported to us related to the distributor’s estimated sales discounts and other deductions are recognized in the period the distributor reports the adjustments to us. There is a no returns policy with sales of generic Vancocin to our distributor.

(k)	Customers

We have principally sold our products directly to wholesale drug distributors and specialty pharmacies/specialty distributors (SP/SD) in the United States who then distribute the product to pharmacies, hospitals, patients, physicians and long-term care facilities, among others. For Cinryze, our customers are SP/SD’s who will distribute the product to physicians, hospitals and patients. For Vancocin, our customers are wholesalers who then distribute the product to pharmacies, hospitals and long term care facilities, among others. In April 2012, we began selling an authorized generic version of our prescription Vancocin capsules under a supply agreement with a distributor.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

In the fourth quarter of 2011, we began to sell product to drug distributors in Europe, mainly wholesalers, who then distribute the product to pharmacies, hospitals, and physicians.

Five wholesalers and/or SP/SD’s represent the majority of our total consolidated revenue, as approximated below:

	Percentage of total revenues
	2013	2012	2011
Customer A	57%	43%	27%
Customer B	37	25	24
Customer C	4	11	20
Customer D	—	9	17
Customer E	—	4	9
Total	98%	92%	97%

(l)	Research and Development Expenses and Collaborations

Research and product development costs are expensed as incurred. Reimbursements of research and development costs under cost sharing collaborations are recorded as a reduction of research and development expenses. Research and development costs include costs for discovery research, pre-clinical and clinical trials, manufacture of drug supply, supplies and acquired services, employee-related costs and allocated and direct facility expenses.

We evaluate our collaborative agreements for proper income statement classification based on the nature of the underlying activity. If payments to and from our collaborative partners are not within the scope of other authoritative accounting literature, the income statement classification for these payments is based on a reasonable, rational analogy to authoritative accounting literature that is applied in a consistent manner. Amounts due to our collaborative partners related to development activities are reflected as a research and development expense.

(m)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(n)	Share-Based Payments

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. All grants under share-based payment programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (vesting period).

Compensation expense for options granted to nonemployees is determined as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of awards granted to nonemployees is re-measured each period until the related service is complete.

(o)	Foreign Currency Translation

The financial statements of the Company’s international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity and an average exchange rate for each period of revenues, expenses, and gain and losses. The functional currency of the Company’s non-U.S. subsidiaries is the local currency. Adjustments resulting from the translation of financial statements are reflected in accumulated other comprehensive income (loss). Transaction gains and losses are recorded within operating results.

(p)	Subsequent Events

We have evaluated all subsequent events from the consolidated balance sheet date through April 29, 2014 the date at which the consolidated financial statements were available to be issued, and have not identified any such events other than the Shire acquisition of ViroPharma, see note 18.

(q)	New Accounting Standards

In March 2013, the Financial Accounting Standards Board (FASB) issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity ( Topic 830, EITF Issue 11-A), which specifies that a cumulative translation adjustment (CTA) should be released into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets within a consolidated foreign entity and the sale or transfer results in the complete or substantially complete liquidation of the foreign entity. When an entity sells either a part or all of its investment in a consolidated foreign entity, CTA would be recognized in earnings only if the sale results in the parent no longer having a controlling financial interest in the foreign entity. CTA would be recognized in earnings in a business combination achieved in stages (i.e., a step acquisition). The ASU does not change the requirement to release a pro rata portion of the CTA of the foreign entity into earnings for a partial sale of an equity method investment in a foreign entity. The ASU is effective for fiscal years (and interim periods within those fiscal years) beginning on or after December 15, 2013. Early adoption will be permitted for both public and nonpublic entities. The ASU should be applied prospectively from the beginning of the fiscal year of adoption. We do not anticipate the initial adoption of the provisions of this guidance to have a material impact on our consolidated results of operations, cash flows, and financial position.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220). The standard requires that public and nonpublic companies present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. Public companies will also have to provide this information in their interim financial statements. The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies must instead cross reference to the related footnote for additional information. The standard allows companies to present the information either in the notes or parenthetically on the face of the financial statements provided that all of the required information is presented in a single location. The new disclosure requirements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of the provisions of this guidance did not have a material impact on our consolidated results of operations, cash flows, and financial position.

In July 2012, the FASB issued ASU 2012-02, Intangibles –Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (the revised standard). The objective of this ASU is to simplify how entities test indefinite-lived intangible assets other than goodwill for impairment. The amendments in the ASU provide the option to first assess qualitative factors to determine whether, as a result of its qualitative assessment, that it is more-likely than-not (a likelihood of more than 50%) the asset is impaired and it is necessary to calculate the fair value of the asset in order to compare that amount to the carrying value to determine the amount of the impairment, if any. If an entity believes, as a result of its qualitative assessment, that it is not more-likely than-not (a likelihood of more than 50%) that the fair value of an asset is less than its carrying amount, no further testing is required. The revised standard includes examples of events and circumstances that might indicate that the indefinite-lived intangible asset is impaired. The approach in the ASU is similar to the guidance for testing goodwill for impairment contained in ASU 2011-08, Intangibles –Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The revised standard, which may be adopted early, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and does not change existing guidance on when to test indefinite-lived intangible assets for impairment. The adoption of the provisions of this guidance did not have a material impact on our consolidated results of operations, cash flows, and financial position.

(3)	Short-Term Investments

Short-term investments consist of fixed income and debt securities with remaining maturities of greater than three months at the date of purchase. At December 31, 2013, all of our short-term investments are classified as available for sale investments and measured as Level 1 instruments of the fair value measurements standard.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following summarizes the Company’s available for sale investments at December 31, 2013:

		Gross	Gross
		unrealized	unrealized
	Cost	gains	losses	Fair value
	(In thousands)
Debt securities:
U.S. Treasury	$24,708	$—	$1	$24,707
Corporate bonds	41,377	18	8	41,387
Total	$66,085	$18	$9	$66,094
Maturities of investments were as follows:
Less than one year	$50,272	$14	$2	$50,284
Greater than one year	15,813	4	7	15,810
Total	$66,085	$18	$9	$66,094

The following summarizes the Company’s available for sale investments at December 31, 2012:

		Gross	Gross
		unrealized	unrealized
	Cost	gains	losses	Fair value
	(In thousands)
Debt securities:
U.S. Treasury	$29,000	$8	$—	$29,008
Corporate bonds	42,334	10	14	42,330
Total	$71,334	$18	$14	$71,338
Maturities of investments were as follows:
Less than one year	$34,553	$10	$3	$34,560
Greater than one year	36,781	8	11	36,778
Total	$71,334	$18	$14	$71,338

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(4)	Inventory

Inventory is stated at the lower of cost or market using actual cost. The following represents the components of the inventory at December 31, 2013 and 2012:

	2013	2012
	(In thousands)
Raw materials	$35,396	$41,642
Work in process	47,831	15,810
Finished goods	14,096	6,932
Total	$97,323	$64,384

(5)	Property, Equipment and Building Improvements

Property, equipment and building improvements consists of the following at December 31, 2013 and 2012:

	2013	2012
	(In thousands)
Land	$157	$156
Building	3,039	3,039
Computers and equipment	14,724	13,387
Construction in progress, lease	5,476	—
Leasehold improvements	8,543	6,053
	31,939	22,635
Less accumulated depreciation and amortization	14,880	11,787
Property, equipment and building improvements, net	$17,059	$10,848

The depreciable lives for the major categories of property and equipment are 30 years for buildings, 3 to 5 years for computers and equipment and up to the shorter of the respective lease term or the expected economic useful life for building improvements, not to exceed 15 years.

On March 14, 2008, we entered into a lease for our corporate office building. The lease agreement had a term of 7.5 years from the commencement date. On August 29, 2012, we entered into an amended and restated lease (the Amended Lease) to expand the corporate headquarters. The Amended Lease expires fifteen years from the “commencement date”, which will occur when the landlord has substantially completed the expansion, including any tenant improvements. We will continue to make the scheduled lease payments for the existing building through commencement date. At December 31, 2013, our minimum lease payments under the Amended Lease total approximately $39.4 million. Upon the commencement date the lease payments will escalate annually based upon a consumer price index specified in the lease.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

We have the option to renew the lease for two consecutive terms for up to a total of ten years at fair market value, subject to a minimum price per square foot. The first renewal term may be for between three and seven years, at our option, and the second renewal term may be for ten years less the length of the first renewal term.

Under the terms of the Amended Lease, the Landlord is responsible for the cost of construction of the core and shell of the expansion, as defined in the lease, which it will “deliver” to us when complete. We will be responsible for the “fit out” of the core and shell necessary for us to occupy the expanded building.

ASC 840, Leases, is the authoritative literature related to accounting for leases. Based on the results of the lease classification tests we have concluded that the Amended Lease qualifies as an operating lease. However, the lease arrangement involves the construction of expanded office space where we are involved in the design and construction of the expanded space and have the obligation to fund the tenant improvements to the expanded structure and to lease the entire building following completion of construction. This arrangement is referred to as build-to suit lease. We have concluded that under the guidance of ASC 840-55-15, we are considered the owner of the construction project for accounting purposes and must record a construction in progress asset (CIP) and a corresponding financing obligation for the construction costs funded by the landlord. We began recording the CIP asset and a corresponding financing obligation during the first quarter of 2013 when construction started. During the year ended December 31, 2013, we recorded approximately $5.5 million of construction in progress related to the lease. Once the construction is complete we will depreciate the core and shell asset over 30 years. A portion of the lease payments will be reflected as principal and interest payments on the financing obligation.

(6)	Intangible Assets

The following represents the balance of the intangible assets at December 31, 2013:

	Gross		Net
	intangible	Accumulated	intangible
	assets	amortization	assets
	(In thousands)
Cinryze product rights	$521,000	$108,234	$412,766
Plenadren product rights	65,432	13,615	51,817
Buccolam product rights	6,703	1,564	5,139
Auralis contract rights	9,554	3,479	6,075
Vancocin intangibles	4,740	1,482	3,258
Total	$607,429	$128,374	$479,055

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following represents the balance of the intangible assets at December 31, 2012:

	Gross		Net
	intangible	Accumulated	intangible
	assets	amortization	assets
	(In thousands)
Cinryze product rights	$521,000	$87,394	$433,606
Vancocin intangibles	168,099	54,773	113,326
Plenadren product rights	65,136	7,048	58,088
Buccolam product rights	6,566	876	5,690
Auralis contract rights	9,360	2,531	6,829
Total	$770,161	$152,622	$617,539

(a)	Cinryze

In October 2008, Cinryze was approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. Because the treatment indication is directed at a small population in the United States, orphan drug status was awarded by the FDA and orphan drug exclusivity was granted on the date of approval. Orphan drug exclusivity awards market exclusivity for seven years. These seven years of exclusivity prevents another company from marketing a product with the same active ingredient as Cinryze for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE through October 2015. In addition, a biosimilar version of Cinryze could not rely on Cinryze data for approval before 2020 as a result of data protection provisions contained in the Affordable Health Care for America Act.

As of December 31, 2013, the carrying amount of this intangible asset is approximately $412.8 million. We are amortizing this asset over its estimated 25-year useful life, through October 2033, or 18 years beyond the orphan exclusivity period and 13 years beyond the data protection period for biosimilar versions.

Our estimate of the useful life of Cinryze was based primarily on the following four considerations: 1) the exclusivity period granted to Cinryze as a result of marketing approval by the FDA with orphan drug status; 2) the landscape subsequent to the exclusivity period and the ability of follow-on biologics (FOB) entrants to compete with Cinryze; 3) the financial projections of Cinryze for both the periods of exclusivity and periods following exclusivity; and 4) barrier to entry for potentially competitive products.

When determining the post exclusivity landscape for Cinryze we concluded that barriers to entry for competitors to Cinryze are greater than other traditional biologics. They include, but are not limited to the following. Cinryze treats a known population base of approximately 4,600 patients. HAE is generally thought to affect approximately 10,000 people in the United States, many of whom have not yet been diagnosed. Therefore the market upside for potential competitors is limited. The capital investment for a potential competitor to construct a manufacturing facility is prohibitive and would limit the number of participants willing to enter the prophylactic HAE market. In order to qualify for the abbreviated approval process for biosimilar versions of biologics licensed under full BLAs

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(reference biologics) a biosimilar applicant generally must submit analytical, animal, and clinical data showing that the proposed product is “highly similar” to the reference product and has no “clinically meaningful differences” from the reference product in terms of the safety, purity, and potency, although FDA may waive some or all of these requirements. FDA cannot license a biosimilar until 12 years after it first licensed the reference biologic. It is therefore likely that a biosimilar would have to conduct clinical trials to show that a FOB is highly similar to Cinryze and has no clinically meaningful differences. To conduct these trials, one must produce enough drug to sustain a trial and attract the required number of HAE patients to prove safety and efficacy comparable to Cinryze. Patients on Cinryze are those HAE patients who experience life threatening laryngeal attacks, or frequent attacks that inhibit their quality of life and/or ability to work. To obtain patients for a clinical trial, the FOB company will have to convince patients to stop taking this life saving drug and test a new unproven product. We believe that this would be met with great resistance from both patients and doctors and would limit the ability of a FOB company to perform clinical trials.

At present, one C1 inhibitor and several compounds have received approval from FDA for the acute indication with de minimus impact on the prophylactic market, primarily due to the payor environment. Though we might see competition at some point in the future, we believe it would be limited.

Based on the expected cash flows and value generated in the years following both the end of exclusivity and the potential entry of FOB competition, we concluded that an estimated useful life of 25 years for the Cinryze product rights was appropriate.

(b)	Vancocin

We acquired Vancocin from Lilly in November of 2004 and determined that the identifiable intangible assets acquired had a 25 year useful life based consideration of the various factors in ASC 350-30-35 described above. Additionally, an income approach was used by an outside independent valuation expert to determine the fair value of these assets and a 25 year period of expected cash flows was used in this asset valuation process. As of December 31, 2013, the carrying amount of the assets is approximately $3.3 million with a remaining estimated useful life of approximately 3 years.

On April 9, 2012, the FDA denied the citizen petition we filed on March 17, 2006 related to the FDA’s proposed in vitro method for determining bioequivalence of generic versions of Vancocin (vancomycin hydrochloride, USP) capsules. The FDA also informed us in the same correspondence that the recent supplemental new drug application (sNDA) for Vancocin which was approved on December 14, 2011 would not qualify for three additional years of exclusivity, as the agency interpreted Section 505(v) of the FD&C Act to require a showing of a significant new use (such as a new indication) for an old antibiotic such as Vancocin in order for such old antibiotic to be eligible for a grant of exclusivity. FDA also indicated that it approved three abbreviated new drug applications (ANDAs) for generic vancomycin capsules and the companies holding these ANDA approvals indicated that they began shipping generic vancomycin hydrochloride, USP. In June 2012, the FDA approved a fourth ANDA for generic vancomycin capsules.

As a result of the actions of FDA, we performed step one of the impairment test in the first quarter of 2012 based on our current forecast (base case) of the impact of generics on our Vancocin and

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

vancomycin cash flows. The sum of the undiscounted cash flows exceeded the carrying amount as of March 31, 2012 by approximately $210 million. During the third quarter of 2012, we experienced larger than anticipated erosion in the sales volume and net realizable price in the Vancocin branded market and the entrance of a fourth generic competitor which prompted us to determine it appropriate to perform the step one of the impairment test again as of September 30, 2012. The sum of the undiscounted cash flows exceeded the carrying amount as of September 30, 2012 by approximately $34 million.

In March 2013, the net price at which our authorized generic distributor sold generic vancomycin fell sharply due to pricing pressures in the generic marketplace. This significant decline caused us to test the recoverability of the Vancocin intangible asset. Step one of the impairment test failed and we performed a step two analysis. Under step two, we are required to reduce the carrying value of the intangible asset to its estimated fair value, and as a result have recorded an impairment of approximately $104.2 million reducing the carrying amount of the intangible assets to approximately $7.4 million at March 31, 2013. The fair value of the intangible asset was estimated using an income approach based on present value of the probability adjusted future cash flows. In determining the probability adjusted cash flows, we took into consideration the current and anticipated impact of the significant net price reduction that has occurred in the generic marketplace on both net sales of our authorized generic and sales of branded Vancocin. Based on the revised cash flow projections, the useful life of the asset was also reduced to 3.75 years from 16.75 years as of March 31, 2013 which represents the period over which we expect to receive substantially all of the net present value of the adjusted cash flows.

In December 2013, the net price at which our authorized generic distributor sold generic vancomycin fell sharply from previously reported results which prompted us to perform the step one of the impairment test again as of December 31, 2013. We failed step one of the impairment test and performed a step two analysis. Under step two, we reduced the carrying value of the intangible asset to its estimated fair value, and as a result have recorded an additional impairment of approximately $2.7 million at December 31, 2013.

Should future events occur that cause further reductions in revenue or operating results we would incur an additional impairment charge, which would be significant relative to the carrying value of the intangible assets.

(c)	Auralis and Buccolam

On May 28, 2010, we acquired Auralis, a UK based specialty pharmaceutical company. With the acquisition of Auralis we added one marketed product and several development assets to our portfolio. We recognized an intangible asset related to certain supply agreements for the marketed product and one of the development assets. Additionally, we recognized in-process research and development (IPR&D) assets related to the development assets which were currently not approved. We determined that these assets meet the criterion for separate recognition as intangible assets and the fair value of these assets have been determined based upon discounted cash flow models. In 2011, the European Commission granted a Centralized PUMA for Buccolam, for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents, from 3 months to less than 18 years of age. This asset was previously classified as an IPR&D asset. As a result of this

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

approval we began to amortize this asset over its estimated useful life of 10 years. The contract rights acquired are being amortized on a straight-line basis over their estimated useful lives of 12 years.

Due to the approval and launch of Buccolam, coupled with the approval and launch of Cinryze in Europe, we decided to alter our development and commercialization plans for the remaining Auralis IPR&D asset. The decision resulted in the impairment of the IPR&D asset and a portion of the Auralis Contract rights. Accordingly, we recorded a charge of approximately £5.4 million (approximately $8.5 million) during the third quarter of 2011.

(d)	Plenadren

On November 15, 2011, we acquired DuoCort, a company focused on improving glucocorticoid replacement therapy for treatment of AI. The acquisition of DuoCort further expands our orphan disease commercial product portfolio. On November 3, 2011, the EC granted European Marketing Authorization for Plenadren® (hydrocortisone, modified release tablet), an orphan drug for treatment of adrenal insufficiency in adults, which will bring these patients their first pharmaceutical innovation in over 50 years. We recognized an intangible asset related to the Plenadren product rights. The product rights acquired are being amortized on a straight-line basis over their estimated useful lives of 10 years.

Amortization expense for the years ended December 31, 2013, 2012 and 2011 was approximately $32.0 million, $35.3 million and $31.0 million, respectively.

(7)	Goodwill

On October 21, 2008, we completed our acquisition of Lev Pharmaceuticals, Inc. The terms of the merger agreement provided for a contingent value right (CVR) to the former shareholders of $0.50 per share, or approximately $87.5 million, if Cinryze reaches at least $600 million in cumulative net product sales by October 2018. During the second quarter of 2012, we recognized cumulative sales of Cinryze in excess of the $600 million threshold; accordingly, we recorded the liability in the second quarter of 2012 with a corresponding increase to goodwill. We made this CVR payment along with certain other contingent acquisition related payments totaling approximately $92.3 million in the third and fourth quarters of 2012. These payments, net of related tax benefits, are reflected as an increase to goodwill of approximately $86.3 million, in accordance with SFAS 141, Accounting for Business Combinations, which was effective GAAP at the time of the acquisition.

On November 15, 2011, we acquired DuoCort, a company focused on improving glucocorticoid replacement therapy for treatment of AI. As a result of this acquisition we initially recorded goodwill of approximately $7.3 million. During the third quarter of 2012, we obtained new information about certain facts and circumstances that existed at the acquisition date related to acquired deferred tax assets. Based on this new information, in the third quarter of 2012 we released approximately SEK 22.8 million, or $3.5 million, of valuation allowance related to the deferred tax assets with a corresponding reduction of goodwill. All other changes in the carrying value of goodwill since acquisition is attributable to foreign currency fluctuations.

In May 2010, we acquired a 100% ownership interest in Auralis Limited, a UK based specialty pharmaceutical company. As a result of this acquisition, we recorded initial goodwill of approximately

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

$5.9 million. The change in the carrying value of goodwill since the acquisition date is attributable to foreign currency fluctuations.

(8)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31, 2013 and 2012:

	2013	2012
	(In thousands)
Rebates and returns	$20,451	$33,261
Payroll, bonus and employee benefits liabilities	19,575	13,189
Clinical development and research liabilities	8,426	10,073
Selling and commercial liabilities	3,850	6,662
VAT payable	7,471	5,537
Interest payable	1,375	1,377
Accrued professional and consulting fees	5,066	4,233
Other current liabilities	12,002	9,171
	$78,216	$83,503

(9)	Long-Term Debt

Long-term debt as of December 31, 2013 and 2012 is summarized in the following table:

	2013	2012
	(In thousands)
Senior convertible notes	$170,797	$161,793
less current portion	—	—
Long-term debt	$170,797	$161,793

(a)	Senior Convertible Notes

On March 26, 2007, we issued $250.0 million of 2% senior convertible notes due March 2017 (the senior convertible notes) in a public offering. Net proceeds from the issuance of the senior convertible notes were $241.8 million. The senior convertible notes are unsecured unsubordinated obligations and rank equally with any other unsecured and unsubordinated indebtedness. The senior convertible notes bear interest at a rate of 2% per annum, payable semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2007.

The debt and equity components of our senior convertible debt securities were bifurcated and accounted for separately based on the value and related interest rate of a nonconvertible debt security with the same terms. The fair value of a nonconvertible debt instrument at the original issuance date was determined to be $148.1 million. The equity (conversion options) component of our convertible debt securities is included in additional paid-in capital on our consolidated balance sheet and, accordingly, the initial carrying value of the debt securities was reduced by $101.9 million. Our net

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

income for financial reporting purposes is reduced by recognizing the accretion of the reduced carrying values of our convertible debt securities to their face amount of $250.0 million as additional noncash interest expense. Accordingly, the senior convertible debt securities will recognize interest expense at effective rates of 8.0% as they are accreted to par value.

The senior convertible notes are convertible into shares of our common stock at an initial conversion price of $18.87 per share. The senior convertible notes may only be converted: (i) anytime after December 15, 2016; (ii) during the five business-day period after any five consecutive trading day period (the measurement period) in which the price per note for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (iii) during any calendar quarter (and only during such quarter) after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (iv) upon the occurrence of specified corporate events. Upon conversion, holders of the senior convertible notes will receive shares of common stock, subject to ViroPharma’s option to irrevocably elect to settle all future conversions in cash up to the principal amount of the senior convertible notes, and shares for any excess. We can irrevocably elect this option at any time on or prior to the 35th scheduled trading day prior to the maturity date of the senior convertible notes. The senior convertible notes may be required to be repaid on the occurrence of certain fundamental changes, as defined in the senior convertible notes.

Concurrent with the issuance of the senior convertible notes, we entered into privately negotiated transactions, comprised of purchased call options and warrants sold, to reduce the potential dilution of our common stock upon conversion of the senior convertible notes. The transactions, taken together, have the effect of increasing the initial conversion price to $24.92 per share. The cost of the transactions was $23.3 million.

The call options allowed ViroPharma to receive up to approximately 13.25 million shares of its common stock at $18.87 per share from the call option holders, equal to the number of shares of common stock that ViroPharma would issue to the holders of the senior convertible notes upon conversion. These call options will terminate upon the earlier of the maturity dates of the related senior convertible notes or the first day all of the related senior convertible notes are no longer outstanding due to conversion or otherwise. Concurrently, we sold warrants to the warrant holders to receive shares of its common stock at an exercise price of $24.92 per share. These warrants expire ratably over a 60-day trading period beginning on June 13, 2017 and will be net-share settled.

The purchased call options are expected to reduce the potential dilution upon conversion of the senior convertible notes in the event that the market value per share of ViroPharma common stock at the time of exercise is greater than $18.87, which corresponds to the initial conversion price of the senior convertible notes, but less than $24.92 (the warrant exercise price). The warrant exercise price is 75.0% higher than the price per share of $14.24 of our common stock on the pricing date. If the market price per share of ViroPharma common stock at the time of conversion of any senior convertible notes is above the strike price of the purchased call options ($18.87), the purchased call options will entitle us to receive from the counterparties in the aggregate the same number of shares

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

of our common stock as we would be required to issue to the holder of the converted senior convertible notes. Additionally, if the market price of ViroPharma common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants ($24.92), we will owe the counterparties an aggregate of approximately 13.25 million shares of ViroPharma common stock. If we have insufficient shares of common stock available for settlement of the warrants, we may issue shares of a newly created series of preferred stock in lieu of our obligation to deliver common stock. Any such preferred stock would be convertible into 10% more shares of our common stock than the amount of common stock we would otherwise have been obligated to deliver under the warrants.

Initially, the purchased call options and warrants sold with the terms described above were based upon the $250.0 million offering, and the number of shares we would purchase under the call option and the number of shares we would sell under the warrants was 13.25 million, to correlate to the $250.0 million principal amount. On March 24, 2009, we repurchased, in a privately negotiated transaction, $45.0 million in principal amount of our senior convertible notes due March 2017 for total consideration of approximately $21.2 million. The repurchase represented 18% of our then outstanding debt and was executed at a price equal to 47% of par value. Additionally, in negotiated transactions, we sold approximately 2.38 million call options for approximately $1.8 million and repurchased approximately 2.38 million warrants for approximately $1.5 million which terminated the call options and warrants that were previously entered into by us in March 2007. We recognized a $9.1 million gain in the first quarter of 2009 as a result of this debt extinguishment. For tax purposes, the gain qualifies for deferral until 2014 in accordance with the provisions of the American Recovery and Reinvestment Act.

As a result of the above negotiated sale and purchase transactions we are now entitled to receive approximately 10.87 million shares of our common stock at $18.87 from the call option holders and if the market price of ViroPharma common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants ($24.92), will owe the counterparties an aggregate of approximately 10.87 million shares of ViroPharma common stock, which correlates to $205 million of convertible notes outstanding.

The purchased call options and sold warrants are separate transactions entered into by us with the counterparties, are not part of the terms of the senior convertible notes, and will not affect the holders’ rights under the senior convertible notes. Holders of the senior convertible notes will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options and sold warrants meet the definition of derivatives. These instruments have been determined to be indexed to our own stock and have been recorded in stockholders’ equity in our consolidated balance sheet. As long as the instruments are classified in stockholders’ equity they are not subject to the mark to market provisions.

As of December 31, 2013, we have accrued $1.2 million in interest payable to holders of the senior convertible notes. Debt issuance costs of $4.8 million have been capitalized and are being amortized over the term of the senior convertible notes, with an unamortized balance of $1.2 million at December 31, 2013.

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The senior convertible notes were convertible into shares of our common stock at times during 2013 and note holders converted notes with a face value of $20 thousand and we issued the holders 1,057 shares of our common stock.

As of December 31, 2013, senior convertible notes representing $205.0 million of principal debt are outstanding with a carrying value of $170.8 million and a fair value of approximately $547.1 million, based on the Level 2 valuation hierarchy of the fair value measurements standard.

During the first quarter of 2014, we announced that in connection with the acquisition by Shire (note 18) that we have commenced a tender offer to repurchase, at the option of each holder, any and all of the outstanding convertible notes.

In accordance with the terms of the convertible bonds, following a change of control of ViroPharma, the convertible bond holders were entitled to convert their bonds inclusive of a make-whole premium in the form of an increase in the conversion rate, and the counterparties to the call options were accordingly obligated to cash settle the call options.

(b)	Credit Facility

On September 9, 2011, we entered into a $200 million, three-year senior secured revolving credit facility (the Credit Facility), the terms of which are set forth in a Credit Agreement dated as of September 9, 2011 (the Credit Agreement) with JPMorgan Chase Bank, N.A., as administrative agent, BMO Harris Financing Inc., TD Bank, N.A. and Morgan Stanley Bank, NA as co-syndication agents and certain other lenders.

The Credit Facility is available for working capital and general corporate purposes, including acquisitions which comply with the terms of the Credit Agreement. The Credit Agreement provides separate sub-limits for letters of credit up to $20 million and swing line loans up to $10 million.

The Credit Agreement requires us to maintain (i) a maximum senior secured leverage ratio of less than 2.00 to 1.00, (ii) a maximum total leverage ratio of less than 3.50 to 1.00, (iii) a minimum interest coverage ratio of greater than 3.50 to 1.00 and (iv) minimum liquidity equal to or greater than the sum of $100 million plus the aggregate amount of certain contingent consideration payments resulting from business acquisitions payable by us within a specified time period. The Credit Agreement also contains certain other usual and customary affirmative and negative covenants, including but not limited to, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with affiliates.

Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries (the Subsidiary Guarantors) and are secured by substantially all of our assets and the assets of the Subsidiary Guarantors. Borrowings under the Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and our senior secured leverage ratio (as defined in the Credit Agreement) from time to time. For loans (other than swing line loans), we may elect to pay interest based on adjusted LIBOR plus between 2.25% and 2.75% or an Alternate Base Rate (as defined in the Credit Agreement) plus between 1.25% and 1.75%. We will also pay a commitment fee of between 35 to 45 basis points, payable quarterly, on the average daily unused amount of the Credit Facility based on our senior secured leverage ratio from time to time.

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

We have not drawn any amounts under the Credit Facility and are in compliance with our covenants. In March 2013, we entered into Amendment No. 3 to the Credit Agreement (the Amendment). Pursuant to the Amendment, our lenders agreed to waive compliance with a specified financial covenant (the Financial Covenant) until we notify the lenders that we are in compliance with the Financial Covenant. During this period, noncompliance with the Financial Covenant shall not result in a default or event of default under the Credit Agreement. Additionally, we are not permitted to request advances of funds or letters of credit under the Credit Facility and the lenders shall have no obligation to fund any Borrowing or to make any Loan or any other extension of credit to the Company under the Credit Agreement during this period.

At December 31, 2013, $100.0 million of our cash and availability under the credit agreement is subject to the minimum liquidity covenant (iv), described above.

As of December 31, 2013, we have accrued $0.2 million in interest payable for the revolver. Financing costs of approximately $1.7 million incurred to establish the Credit Facility were deferred and are being amortized to interest expense over the life of the Credit Facility, with an unamortized balance of $0.4 million as of December 31, 2013.

During the first quarter of 2014, in connection with the acquisition by Shire (note 18), we terminated the Credit Agreement. In connection with the termination, we paid all fees and other amounts due under the Credit Agreement. No early termination penalties were incurred by us.

(c)	Financing Obligation

On August 29, 2012, we entered into an amended and restated lease (the Amended Lease) to expand our corporate headquarters. ASC 840, Leases, is the authoritative literature related to accounting for leases. The lease arrangement involves the construction of expanded office space in which we are involved in the design and construction of the expanded space and have the obligation to fund the tenant improvements to the expanded structure and to lease the entire building following completion of construction. This arrangement is referred to as build-to suit lease. We have concluded that under the guidance we are considered the owner of the construction project for accounting purposes and must record a noncash construction in progress asset (CIP) and a corresponding noncash financing obligation for the construction costs funded by the Landlord. We began recording the CIP asset and a corresponding financing obligation during the first quarter of 2013 when construction started. During the year ended December 31, 2013, we recorded CIP of approximately $5.5 million with a corresponding financing obligation. Once the construction is complete we will depreciate the core and shell asset and will begin to apply a portion of the lease payments as a reduction in the principal of the obligation and a portion of the lease payments will be reflected as interest expense on the financing obligation.

(10)	Acquisitions, License and Research Agreements

(a)	DuoCort Pharma AB Acquisition

On November 15, 2011, we acquired a 100% ownership interest in DuoCort, a private company based in Helsingborg, Sweden focused on improving glucocorticoid replacement therapy for treatment of adrenal insufficiency (AI). We paid approximately 213 million Swedish Krona (SEK) or

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

approximately $32.1 million in upfront consideration. We have also agreed to make additional payments ranging from SEK 240 million up to SEK 860 million or approximately $37 million to $133 million, contingent on the achievement of certain milestones. Up to SEK 160 million or approximately $25 million of the contingent payments relate to specific regulatory milestones; and up to SEK 700 million or approximately $108 million of the contingent payments are related to commercial milestones based on the success of the product.

The following tables summarize the consideration transferred to acquire DuoCort and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

The consideration transferred was as follows (in thousands):

Cash	$32,121
Contingent consideration	21,027
Total	$53,148

The total consideration was allocated to the net assets acquired and liabilities assumed as follows (in thousands):

Assets acquired:
Cash	$80
Inventory	246
Other current assets	591
Product rights	63,821
Goodwill	7,264
Total assets	$72,002
Liabilities assumed:
Trade and other payables	$1,721
Loans payable	301
Deferred tax liabilities	16,832
Total liabilities	18,854
Consideration transferred	$53,148

The DuoCort contingent consideration consists of three separate contingent payments. The first will be payable upon the regulatory approval to manufacture bulk product in the EU. The second contingent payment is based on the attainment of specified revenue targets and the third contingent payment is payable upon regulatory approval of the product in the United States.

The fair value of the first and third contingent consideration payments recognized on the acquisition date was estimated by applying a risk adjusted discount rate to the probability adjusted contingent payments and the expected approval dates. The fair value of the second contingent consideration payment recognized on the acquisition date was estimated by applying a risk adjusted discount rate

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

to the potential payments resulting from probability weighted revenue projections and expected revenue target attainment dates.

These fair values are based on significant inputs not observable in the market, which are referred to in the guidance as Level 3 inputs. The contingent considerations are classified as liabilities and are subject to the recognition of subsequent changes in fair value through our results of operations.

The fair value of the product rights asset has been determined using an income approach based upon a discounted cash flow model. That measure is based on significant inputs not observable in the market, which are referred to in the guidance as Level 3 inputs. Key assumptions include a discount rate of 20.5%, the weighted average cost of capital implied by DuoCort’s business enterprise value, and probability weighted cash flows.

The fair value of inventory represents net realizable value for finished goods less a normal profit on selling efforts. The fair value of the remaining assets and liabilities acquired are based on the price that would be received on the sale of the asset or the price paid to transfer the liability to a market participant and approximates it carrying value on the measurement date.

As a result of the transaction, we recognized $7.3 million of goodwill which is not deductible for tax purposes.

The DuoCort results of operations have been included in the consolidated statement of operations beginning November 15, 2011.

The results of operations of DuoCort since the acquisition date and had the acquisition occurred on January 1, 2011 are immaterial to our consolidated results of operation. We incurred approximately $1.4 million of transaction cost as part of this acquisition.

(b)	Meritage Pharma, Inc.

In December 2011, we entered into an exclusive development and option agreement with Meritage Pharma, Inc. (Meritage), a private development-stage company based in San Diego, CA focused on developing oral budesonide suspension (OBS) as a treatment for eosinophilic esophagitis (EoE). EoE is a chronic disease that is increasingly being diagnosed in children and adults. It is characterized by inflammation and accumulation of a specific type of immune cell, called an eosinophil, in the esophagus. EoE patients may have persistent or relapsing symptoms, which include dysphagia (difficulty in swallowing), nausea, stomach pain, chest pain, heartburn, loss of weight and food impaction.

As consideration for the agreement, we made an initial $7.5 million nonrefundable payment to Meritage. Meritage will utilize the funding to conduct additional Phase 2 clinical assessment of OBS. We have an exclusive option to acquire Meritage, at our sole discretion, by providing written notice at any time during the period from December 22, 2011 to and including the date that is the earlier of (a) the date that is 30 business days after the later of (i) the receipt of the final study data for the Phase 2 study and (ii) identification of an acceptable clinical end point definition for a pivotal induction study agreed to by the FDA. If we exercise this option, we have agreed to pay $69.9 million for all of the outstanding capital stock of Meritage. Meritage stockholders could also

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

receive additional payments of up to $175 million, upon the achievement of certain clinical and regulatory milestones.

We have determined that Meritage is a variable interest entity (VIE), however because we do not have the power to direct the activities of Meritage that most significantly impact its economic performance we are not the primary beneficiary of this VIE at this time. Further, we have no oversight of the day-to-day operations of Meritage, nor do we have sufficient rights or any voting representation to influence the operating or financial decisions of Meritage, nor do we participate on any steering or oversight committees. Therefore, we are not required to consolidate Meritage into our consolidated financial statements. This consolidation status could change in the future if the option agreement is exercised, or if other changes occur in the relationship between Meritage and us.

We valued the nonrefundable $7.5 million upfront payment using the cost method. In June 2012, Meritage completed the delivery of all the documents and notifications needed to satisfy the conditions of the First Option Milestone, as defined in the agreement. As a result of achieving this milestone we made a $5.0 million milestone payment in the third quarter of 2012 and increased the carrying value of our cost method investment. In July 2013, Meritage enrolled fifty percent (50%) of subjects planned for the Phase 2 study enrollment thus satisfying the condition of the Second Option Milestone and accordingly we made a $2.5 million milestone payment in July 2013 and increased the carrying value of our cost method investment in July 2013. We have the option to provide Meritage up to an additional $5.0 million for the development of OBS.

Under the cost method, the fair value of the investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. As of December 31, 2013, we were not aware of any such adverse effects, as such no fair value estimate has been prepared. The asset is recorded as an other long-term asset on our consolidated balance sheets and is amortized through other income (expense) in our results of operations over the expected term of the option agreement which is expected to be December 2014. We recognized approximately $5.1 million and $3.8 million of amortization expense related to this asset during the years ended December 31, 2013 and 2012, respectively.

(c)	Intellect Neurosciences, Inc. License Agreement

In September 2011, we entered into a license agreement for the worldwide rights of Intellect Neurosciences, Inc. (INS) to its clinical stage drug candidate, VP20629, being developed for the treatment of Friedreich’s Ataxia (FA), a rare, hereditary, progressive neurodegenerative disease. We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. The company anticipates completion of enrollment in the first half of 2014. Following completion of the phase 2 study, a phase 3 study is planned. We intend to file for Orphan Drug Designation upon review of the Phase 2 proof of concept data. Under the terms of the agreement, we have exclusive worldwide rights to develop and commercialize VP20629 for the treatment, management or prevention of any disease or condition covered by INS’s patents. We paid INS a $6.5 million up-front licensing fee and may pay additional milestones up to $120 million based upon defined events. We will also pay a tiered royalty of up to a maximum percentage of low teens, based on annual net sales.

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VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(d)	Halozyme Therapeutics License Agreement

In May 2011, Halozyme Therapeutics Inc. (Halozyme) granted us an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology in combination with a C1 esterase inhibitor. We intend to apply rHuPH20 initially to develop a novel subcutaneous formulation of Cinryze for routine prophylaxis against attacks. Under the terms of the license agreement, we paid Halozyme an initial upfront payment of $9 million. In the fourth quarter of 2011, we made a milestone payment of $3 million related to the initiation of a Phase 2 study begun in September 2011 to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20. Pending successful completion of an additional series of clinical and regulatory milestones we may make further milestone payments to Halozyme which could reach up to an additional $41 million related to HAE and up to $30 million of additional milestone payments for three additional indications. Additionally, we will pay an annual maintenance fee of $1 million to Halozyme until specified events have occurred. Upon regulatory approval, Halozyme will receive up to a 10% royalty on net sales of the combination product utilizing Cinryze and rHuPH20, depending on the existence of a valid patent claim in the country of sale. On August 1, 2013, we announced that after discussion with representatives of the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, we discontinued our Phase 2 study of rHuPH20 technology in combination with a C1 esterase inhibitor.

(e)	Sanquin Rest of World (ROW) Agreement

On January 8, 2010, we obtained the exclusive rights to research, develop, import, use, sell and offer for sale C1-INH derived products (other than Cetor) worldwide, other than the Excluded Territory (as defined below) for all potential indications pursuant to a Manufacturing and Distribution Agreement (Europe and ROW) between our European subsidiary, ViroPharma SPRL (VP SPRL) and Sanquin (the ROW Agreement). The Excluded Territory includes (i) certain countries with existing distributors of Cinryze, Cetor and Cetor NF namely France, Ireland, the United Kingdom, Egypt, Iran, Israel, Indonesia, Turkey, Argentina and Brazil (the Third Party Distributors) and (ii) countries in which Sanquin has historically operated namely, Belgium, Finland, Luxemburg and The Netherlands (including the Dutch Overseas Territories) (the Precedent Countries and collectively, the Excluded Territory). In the event that any agreement with a third party distributor in the Excluded Territory is terminated, we have a right of first refusal to obtain the foregoing exclusive licenses to the C1-INH derived products with respect to such terminated country.

On December 6, 2012, we entered into a first amendment to ROW Agreement. The first amendment to the ROW Agreement (the First Amendment) expands our territory to worldwide, with the exception of all countries in North America and South America (other than the Dutch Overseas Territories, Argentina and Brazil) and Israel, which remain the subject of the Restated US Agreement. The First Amendment also grants Sanquin the license to commercialize Cinryze in certain countries in which Sanquin has pre-existing marketing arrangements, including Belgium, Luxembourg, The Netherlands, Finland, Turkey, Indonesia, and Egypt (the Sanquin Licensed Territories). In the event that the marketing arrangements in the Sanquin Licensed Territories expire or are terminated, VP SPRL has a right of first refusal to include such country in its territory and/or

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

to exclude such country from the countries covered by its license to Sanquin. As a result of the First Amendment, we have worldwide rights to commercialize C1-INH products other than in the Sanquin Licensed Territories. In connection with the First Amendment, we made a payment of $1.3 million to Sanquin, reflected as research and development expense in our consolidated statement of operations.

Additionally, under the First Amendment, Sanquin agreed to withdraw its Cetor and Cebitor product from certain markets in which it is currently being sold in order to transition to Cinryze and its future forms and formulations. The transition will be on a country by country basis and on a schedule agreed by VP SPRL and Sanquin to avoid supply interruptions to patients using Sanquin’s Cetor and/or Cebitor products. The First Amendment also provides that in the countries in which Sanquin is licensed to commercialize VP SPRL C1-INH product, Sanquin shall have the right to liaise with regulators to set the reimbursement price, unless regulators require VP SPRL to do so.

We and Sanquin also agreed to certain provisions restricting the sale of competitive products relating to C1-INH without the other’s consent. We may not directly or indirectly commercially exploit competitive products in our territory without Sanquin’s consent. On a country by country basis, following the applicable transition date in each country, Sanquin agrees not to directly or indirectly commercially exploit competitive products to any person anywhere in the world. The First Amendment provides Sanquin with the right to sell and supply Cetor and/or Cebitor before the transition date and VP SPRL’s C1-INH product thereafter to a named manufacturer provided that the named manufacturer uses the products solely in connection with the manufacturer’s manufacture of certain plasma products under its own marketing authorization and corporate brand.

(f)	Other Agreements

The Company has entered into various other licensing, research and other agreements. Under these other agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company would be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under these other agreements.

(11)	Stockholder’s Equity

Preferred Stock

The Company’s Board of Directors has the authority, without action by the holders of common stock, to issue up to 5,000,000 shares of preferred stock from time to time in such series and with such preference and rights as it may designate.

Share Repurchase Program

On March 9, 2011, the Company’s Board of Directors authorized the use of up to $150 million to repurchase shares of our common stock and/or our 2% senior convertible notes due 2017. On September 14, 2011, the Company’s Board of Directors authorized the use of up to an additional $200 million to repurchase shares of our common stock and/or our 2% senior convertible notes due 2017. On September 7, 2012, the Company’s Board of Directors authorized the use of up to an additional $200 million to repurchase shares of our common stock and/or our 2% Senior Convertible Notes due 2017.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Purchases may be made by means of open market transactions, block transactions, privately negotiated purchase transactions or other techniques from time to time.

During 2012, through open market purchases, we reacquired approximately 6.9 million shares at a cost of approximately $180.3 million or an average price of $26.20 per share and during 2011, we reacquired approximately 9.2 million shares at a cost of approximately $169.7 million or an average price of $18.52 per share.

There were no share repurchases during 2013.

(12)	Share-Based Compensation

Our stock-based compensation program consists of a combination of: time vesting stock options with graduated vesting over a four year period; performance and market vesting common stock units, or PSUs, tied to the achievement of pre-established company performance metrics and market based goals over a three-year performance period; and, time vesting restricted stock awards, or RSUs, granted to our nonemployee directors vesting over a one year period. Grants under our former stock based compensation program consisted only of time vesting stock options.

The fair values of our share-based awards are determined as follows:

•	Stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model and compensation expense is recognized over the applicable vesting period;

•
PSUs subject to company specific performance metrics, which include both performance and service conditions, are based on the market value of our stock on the date of grant. Compensation expense is based upon the number of shares expected to vest after assessing the probability that the performance criteria will be met. Compensation expense is recognized over the vesting period, adjusted for any changes in our probability assessment;

•
PSUs subject to our total shareholder return, or TSR, market metric relative to a peer group of companies, which includes both market and service conditions, are estimated using a Monte Carlo simulation. Compensation expense is based upon the number and value of shares expected to vest. Compensation expense is recognized over the applicable vesting period. All compensation cost for the award will be recognized if the requisite service period is fulfilled, even if the market condition is never satisfied; and,

•	Time vesting RSUs are based on the market value of our stock on the date of grant. Compensation expense for time vesting RSUs is recognized over the vesting period.

The vesting period for our stock awards is the requisite service period associated with each grant.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Share-based compensation expense consisted of the following for the years ended December 31, 2013, 2012 and 2011:

	December 31,
	2013	2012	2011
	(In thousands)
Stock options	$20,463	$16,689	$12,154
Performance shares	4,901	3,244	1,535
Restricted shares	888	974	401
Employee stock purchase plan	340	225	152
Total	$26,592	$21,132	$14,242

Our share-based compensation expense is recorded as follows:

	December 31,
	2013	2012	2011
	(In thousands)
Research and development	$5,928	$4,522	$3,335
Selling, general and administrative	20,664	16,610	10,907
Total	$26,592	$21,132	$14,242

We currently have three option plans in place: a 1995 Stock Option and Restricted Share Plan (1995 Plan), a 2001 Equity Incentive Plan (2001 Plan) and a 2005 Stock Option and Restricted Share Plan (2005 Plan) (collectively, the Plans). In September 2005, the 1995 Plan expired and no additional grants will be issued from this plan. The Plans were adopted by the Company’s Board of Directors to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage such individuals to continue in the employment of the Company.

In May 2008, the 2005 Plan was amended and an additional 5,000,000 shares of common stock was reserved for issuance upon the exercise of stock options or the grant of restricted shares or restricted share units. This amendment was approved by stockholders at our Annual Meeting of Stockholders in May of 2010. In April 2012, the 2005 Plan was amended and an additional 2,500,000 shares of common stock was reserved for issuance upon the exercise of stock options or the grant of restricted shares or restricted share units. This amendment was approved by stockholders at our Annual Meeting of Stockholders in May of 2012.

As of December 31, 2013, there were 2,441,859 shares available for grant under the Plans.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table lists information about these equity plans at December 31, 2013:

	1995 Plan	2001 Plan	2005 Plan	Combined
Shares authorized for issuance	4,500,000	500,000	15,350,000	20,350,000
Shares outstanding	4,500,000	500,000	12,908,141	17,908,141
Shares available for grant	—	—	2,441,859	2,441,859

(a)	Employee Stock Option Plans

Stock options granted under the 2005 Plan must be granted at an exercise price not less than the fair value of the Company’s common stock on the date of grant. Stock options granted under the 2001 Plan can be granted at an exercise price that is less than the fair value of the Company’s common stock at the time of grant. Stock options granted under the 1995 Plan were granted at an exercise price not less than the fair value of the Company’s common stock on the date of grant. Stock options granted from the Plans are exercisable for a period not to exceed ten years from the date of grant.

Vesting schedules for the stock options vary, but generally vest 25% per year, over four years. Shares issued under the Plans are new shares. The Plans provide for the delegation of certain administrative powers to a committee comprised of company officers.

Options granted during 2013, 2012 and 2011 had weighted average fair values of $14.34, $14.08 and $11.41 per option. The grant date fair value of each option grant was estimated throughout the year using the Black-Scholes option-pricing model using the following assumptions for the Plans:

	2013			2012			2011
Expected dividend yield		—%			—%			—%
Range of risk free interest
rate	1.1	—	2.3	1.0	—	1.6	1.4	—	2.9
Weighted-average volatility		57.9			61.3			67.8
Range of volatility	57.7	—	58.5	58.0	—	62.3	62.3	—	69.3
Range of expected option
life (in years)	5.50	—	6.25	5.50	—	6.25	5.50	—	6.25

The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Volatility is based on the Company’s historical stock price using the expected life of the grant.

We estimate forfeiture rates for all share-based awards and monitor stock options exercises and employee termination patterns in estimating the forfeiture rate.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table lists option grant activity for the three-year period ended December 31, 2013:

		Weighted
		average
	Share	exercise price
	options	per share
Balance at December 31, 2010	8,553,332	$10.45
Granted	1,859,778	18.08
Exercised	(1,547,787)	9.20
Forfeited	(274,057)	13.62
Expired	(106,025)	27.47
Balance at December 31, 2011	8,485,241	12.03
Granted	2,047,899	24.61
Exercised	(1,415,090)	8.96
Forfeited	(300,719)	17.53
Expired	(2,500)	14.91
Balance at December 31, 2012	8,814,831	15.26
Granted	2,169,825	26.11
Exercised	(2,011,895)	11.85
Forfeited	(201,591)	21.84
Expired	(7,354)	23.09
Balance at December 31, 2013	8,763,816	$18.57

The total intrinsic value of share options exercised during the year ended December 31, 2013, 2012 and 2011 was approximately $62.4 million, $27.3 million and $18.2 million, respectively.

We have 8,763,816 option grants outstanding at December 31, 2013 with exercise prices ranging from $1.84 per share to $40.45 per share and a weighted average remaining contractual life of 6.75 years. The following table lists the outstanding and exercisable option grants as of December 31, 2013:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value
				(in thousands)
Outstanding	8,763,816	$18.57	6.75	$274,138
Exercisable	4,179,599	$13.94	4.97	$150,081

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

As of December 31, 2013, there was $42.8 million of total unrecognized compensation cost related to unvested share options granted under the Plans. The total grant-date fair value of shares vested during the year ended December 31, 2013 was $17.4 million.

In connection with the acquisition by Shire, all unvested option grants vested and became exercisable (see note 18).

(b)	Performance Awards

Employees receive annual grants of performance award units, or PSUs, in addition to stock options which give the recipient the right to receive common stock that is contingent upon achievement of specified pre-established company performance goals over a three year performance period. The performance goals for the PSUs granted, which are accounted for as equity awards, are based upon the following performance measures: (i) our revenue growth over the performance period, (ii) our adjusted net income as a percent of sales at the end of the performance period, and (iii) our relative total shareholder return, or TSR, compared to a peer group of companies at the end of the performance period.

In 2013, approximately 253,000 PSUs subject to company specific performance metrics were granted with weighted average grant date fair value of $23.37 per share and approximately 28,000 PSUs subject to the TSR metric were granted with weighted average grant date fair value of $32.63 per share. In 2012 and 2011, approximately 186,000 and 155,000 PSUs subject to Company specific performance metrics were granted with weighted average grant date fair values of $28.16 and $17.84 per share, respectively. In 2012 and 2011, approximately 21,000 and 17,000 PSUs subject to the TSR metric were granted with weighted average grant date fair values of $45.37 and $24.38 per share, respectively. The number of PSUs reflected as granted represents the target number of shares that are eligible to vest subject to the attainment of the performance goals. Depending on the outcome of these performance goals, a recipient may ultimately earn a number of shares greater or less than their target number of shares granted, ranging from 0% to 200% of the PSUs granted. Shares of our common stock are issued on a one-for-one basis for each PSU earned. Participants vest in their PSUs at the end of the performance period.

The fair value of the PSUs subject to Company specific performance metrics is equal to the closing price of our common stock on the grant date.

The fair value of the market condition PSUs was determined using a Monte Carlo simulation and utilized the following inputs and assumptions:

	2013	2012	2011
Closing stock price on grant date	$23.37	$28.16	$17.84
Performance period starting price	$23.83	$24.94	$16.85
Term of award (in years)	2.99	2.99	2.99
Volatility	43.13%	65.06%	69.75%
Risk-free interest rate	0.43	0.45	1.19
Expected dividend yield	—	—	—
Fair value per TSR PSU	$32.63	$45.37	$24.38

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The performance period starting price is measured as the average closing price over the last 30 trading days prior to the performance period start. The Monte Carlo simulation model also assumed correlations of returns of the prices of our common stock and the common stocks of the comparator group of companies and stock price volatilities of the comparator group of companies.

At December 31, 2013, there was approximately $5.5 million of unrecognized compensation cost related to all PSUs.

The following summarizes select information regarding our PSU awards as of December 31, 2013:

		Weighted
		average
		grant date fair
	Share units	value
Balance at December 31, 2010	—	$—
Granted	173,107	18.50
Forfeited	(8,415)	18.49
Balance at December 31, 2011	164,692	18.50
Granted	206,900	29.88
Forfeited	(20,853)	24.38
Balance at December 31, 2012	350,739	24.86
Granted	281,030	24.30
Forfeited	(21,519)	24.61
Balance at December 31, 2013	610,250	$24.60

In connection with the acquisition by Shire, all outstanding PSU grants vested and became exercisable (see note 18).

(c)	Restricted Stock Awards

We also grant our nonemployee directors restricted stock awards that generally vest after one year of service. In 2013, 31,500 RSUs were granted with weighted average grant date fair values of $25.25 per share. In 2012 and 2011, 37,750 and 27,000 RSUs were granted with weighted average grant date fair values of $31.12 and $17.30 per share, respectively. The fair value of a restricted stock award is equal to the closing price of our common stock on the grant date.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following summarizes select information regarding our restricted stock awards as of December 31, 2013:

		Weighted
		average
		grant date fair
	Share units	value
Balance at December 31, 2010	—	$—
Granted	27,000	17.30
Balance at December 31, 2011	27,000	17.30
Granted	37,750	31.12
Vested	(27,000)	17.30
Balance at December 31, 2012	37,750	31.12
Granted	31,500	25.25
Vested	(33,583)	31.51
Balance at December 31, 2013	35,667	$25.57

As of December 31, 2013, there was approximately $0.2 million of unrecognized compensation cost related to RSUs.

In connection with the acquisition by Shire, all unvested RSU grants vested and became exercisable (see note 18).

(d)	Employee Stock Purchase Plan

In 2000, the stockholders of the Company approved an employee stock purchase plan. A total of 300,000 shares originally were available under this plan. Since inception of the plan, the stockholders of the Company have approved amendments to the plan to increase the number of shares available for issuance under the plan by 600,000 shares. Under this plan, 50,873, 29,927 and 29,982 shares were sold to employees during 2013, 2012 and 2011. As of December 31, 2013, 319,278 shares were available for issuance under this plan.

Under this plan, employees may purchase common stock through payroll deductions in semi-annual offerings at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. Since the total payroll deductions from the plan period are used to purchase shares at the end of the offering period, the number of shares ultimately purchased by the participants is variable based upon the purchase price. Shares issued under the employee stock purchase plan are new shares. The plan qualifies under Section 423 of the Internal Revenue Code.

In November 2012, the plan was amended to revise Plan Period One to May 1 through October 31 and to revise Plan period Two to November 1 through April 30 along with minor administrative

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

changes. The plan amendments are effective January 1, 2013 and provide an Initial Offering Period from January 1, 2013 through April 30, 2013.

The fair value of shares issued under the plan during 2013 was approximately $231,700. The fair value was estimated using the Type B model, with the following assumptions:

	2013 Plan	2013 Plan	2013 Plan
	period	period	period
	Initial	two	one
Risk free interest rate	0.04%	0.08%	0.08%
Volatility	29.60	44.60	28.00
Expected option life (in years)	0.33	0.5	0.5

For the Initial Offering Period in 2013, the fair value of $60,700 was estimated using the Type B model with a risk free interest rate of 0.04%, volatility of 29.6% and an expected option life of 0.33 years. This fair value was amortized over the four month period ending April 30, 2013.

For Plan Period One in 2013, the fair value of $97,500 was estimated using the Type B model with a risk free interest rate of 0.08%, volatility of 28.00% and an expected option life of 0.50 years. This fair value was amortized over the six month period ending October 31, 2013.

For Plan Period Two in 2013, no shares were sold to employees. The fair value of approximately $73,500 was estimated using the Type B model with a risk free interest rate of 0.08%, volatility of 44.6% and an expected option life of 0.50 years. This fair value is being amortized over the six month period ending April 30, 2014.

In connection with the Shire acquisition, all outstanding employee share purchases were settled during the first quarter of 2014 (see note 18).

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(13)	Income Taxes

For the years ended December 31, 2013, 2012 and 2011, the following table summarizes the components of income (loss) before income taxes and the provision for income taxes:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Income (loss) before income taxes:
Domestic	$(90,404)	$52,373	$252,381
Foreign	(9,935)	(33,352)	(44,374)
Income (loss) before income taxes	$(100,339)	$19,021	$208,007
Income tax expense (benefit):
Current:
Federal	$10,934	$29,672	$79,850
State and local	3,670	2,731	6,601
Foreign	684	853	337
Subtotal	15,288	33,256	86,788
Deferred:
Federal	(40,726)	(17,519)	1,318
State and local	(17,319)	5,628	(8,136)
Foreign	6,875	(7,955)	(12,622)
Subtotal	(51,170)	(19,846)	(19,440)
Income tax expense (benefit)	$(35,882)	$13,410	$67,348
Effective income tax rate	35.8%	70.5%	32.4%

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

For the years ended December 31, 2013, 2012 and 2011, the following table reconciles the federal statutory income tax rate to the effective income tax rate:

	Year ended December 31,
	2013	2012	2011
	(Percentage of pre-tax income (loss))
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income tax, net of federal
tax benefit	4.1	11.1	1.7
Share-based compensation	(1.1)	2.3	0.3
Orphan drug credit	3.6	(11.8)	(0.2)
Change in valuation allowance	4.7	16.8	(2.2)
Manufacturing deduction	0.4	(6.9)	(4.1)
Foreign rate differential	(9.6)	16.7	1.0
Charitable contributions	3.1	(8.3)	(0.2)
Nondeductible amortization	(1.8)	7.0	—
Contingent consideration	(0.6)	6.2	0.6
Other	(2.0)	2.4	0.5
Effective income tax rate	35.8%	70.5%	32.4%

In 2013, 2012 and 2011, respectively, $16.6 million, $7.1 million and $3.2 million related to current stock option tax benefits were allocated directly to stockholders’ equity.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table summarizes the components of deferred income tax assets and liabilities:

	December 31
	2013	2012
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$15,943	$21,260
Charitable contributions carryforward	11,322	4,281
Capitalized research and development costs	3,595	4,574
Nondeductible reserves	5,174	10,383
Depreciation	1,182	576
Intangible asset amortization	35,582	9,733
Equity compensation	18,243	15,132
Other	3,334	2,036
Subtotal	94,375	67,975
Valuation allowance	(1,300)	(4,786)
Deferred tax assets	93,075	63,189
Deferred tax liabilities:
Intangible asset amortization	169,745	191,420
Convertible note	6,005	6,213
Prepaid expenses	1,869	1,728
Deferred tax liabilities	177,619	199,361
Net deferred tax liability	$(84,544)	$(136,172)

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

At December 31, 2013 and 2012, deferred tax assets and liabilities were classified on the Company’s consolidated balance sheets as follows:

	December 31
	2013	2012
	(In thousands)
Current assets	$9,717	$13,324
Noncurrent assets	11,713	17,988
Noncurrent liabilities	(105,974)	(167,484)
Net deferred tax liability	$(84,544)	$(136,172)

The following table summarizes the change in the valuation allowance:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Valuation allowance at beginning of year	$4,786	$4,876	$6,238
Tax expense (benefit)	(3,486)	3,200	(4,662)
Acquisitions	—	(3,298)	3,435
Foreign exchange	—	8	(135)
Valuation allowance at end of year	$1,300	$4,786	$4,876

Due to uncertainty regarding the ability to realize the benefit of deferred tax assets relating to certain net operating loss carryforwards, valuation allowances had been established in prior years to reduce deferred tax assets to a level that was more likely than not to be realized. Because of a change in state tax law, it is now more likely than not that the net operating loss carryforward will be realized and the valuation allowance has been removed. The realization of certain state contribution carryforwards, however, is not more likely than not and valuation allowances have been established for such carryforwards. Realization of the remaining net deferred tax assets will depend on the generation of sufficient taxable income in the appropriate jurisdiction, the reversal of deferred tax liabilities, tax planning strategies and other factors prior to the expiration date of the carryforwards. A change in the estimates used to make this determination could require a reduction in deferred tax assets if they are no longer considered realizable.

As of December 31, 2013, our foreign subsidiaries have incurred cumulative losses and consequently no deferred tax liability has been established for any future distribution of funds from foreign subsidiaries.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table summarizes carryforwards of net operating losses and charitable contributions as of December 31, 2013.

	Amount	Expiration
	(In thousands)
Foreign net operating losses	$24,140	Indefinite
Charitable contributions	27,951	2017–2018
State net operating losses	129,011	2020–2024

At December 31, 2013 and 2012, the Company had no gross unrecognized tax benefits. The Company does not expect any material increase in its gross unrecognized tax benefits during the next twelve months.

The Company and its domestic subsidiaries file consolidated income tax returns in the U.S. and certain states. In addition, separate income tax returns are filed in other states. The Company’s foreign subsidiaries file separate income tax returns in the foreign jurisdictions in which they are located.

Our policy is to record interest and penalties related to tax matters in income tax expense. Our last U.S. tax examination for 2008 concluded in the first quarter of 2011 with no material adjustments. We are currently under examination in a foreign tax jurisdiction and various state income tax returns are also currently under examination. At this time, we do not believe that the results of these examinations will have a material impact on our consolidated financial statements.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(14)	Accumulated Other Comprehensive Income (Loss)

The following table presents the changes in the components of accumulated other comprehensive income (loss):

		Unrealized	Accumulated
		gains	other
	Cumulative	(losses) on	comprehensive
	translation	securities	income (loss)
	(In thousands)
Balance at December 31, 2010	$(258)	$—	$(258)
Other comprehensive loss, before
reclassifications	(3,145)	(11)	(3,156)
Balance at December 31, 2011	(3,403)	(11)	(3,414)
Other comprehensive income, before
reclassifications	427	12	439
Balance at December 31, 2012	(2,976)	1	(2,975)
Other comprehensive income, before
reclassifications	20	5	25
Amounts reclassified from accumulated
other comprehensive income	—	(1)	(1)
Balance at December 31, 2013	$(2,956)	$5	$(2,951)

Amounts are net of tax.

(15)	Fair Value Measurement

Valuation Hierarchy – GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2013 and 2012:

	Total carrying
	value at
	December 31,	Fair value measurements at December 31, 2013
	2013	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Cash and cash equivalents	$207,816	$207,816	$—	$—
Short-term investments	$66,094	$66,094	$—	$—
Contingent consideration, long-term	$28,742	$—	$—	$28,742

	Total carrying
	value at
	December 31,	Fair value measurements at December 31, 2012
	2012	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Cash and cash equivalents	$175,518	$175,518	$—	$—
Short-term investments	$71,338	$71,338	$—	$—
Contingent consideration, short-term	$8,367	$—	$—	$8,367
Contingent consideration, long-term	$17,710	$—	$—	$17,710

The following table provides a rollforward of liabilities measured using Level 3 inputs (in thousands):

Balance at December 31, 2011	$20,189
Additions	—
Re-measurement	4,514
Impact of foreign exchange	1,374
Settlements	—
Balance at December 31, 2012	26,077
Additions	—
Re-measurement	2,567
Impact of foreign exchange	98
Settlements	—
Balance at December 31, 2013	$28,742

Valuation Techniques – Cash and cash equivalents and short-term investments are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy. There were no changes in valuation techniques during the year ended December 31, 2013.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

In the fourth quarter of 2011, we recognized contingent consideration liabilities related to our acquisition of DuoCort. The fair values of the contingent consideration is measured using significant inputs not observable in the market, which are referred to in the guidance as Level 3 inputs. The contingent consideration payments are classified as liabilities and are subject to the recognition of subsequent changes in fair value through our results of operations in other operating expenses.

The fair value of the contingent consideration payments related to regulatory approvals, is estimated by applying risk adjusted discount rates, 13% and 20.3%, to the probability adjusted contingent payments and the expected approval dates. The fair value of the contingent consideration payment related to the attainment of future revenue targets is estimated by applying a risk adjusted discount rate, 16%, to the potential payments resulting from probability weighted revenue projections and expected revenue target attainment dates. These fair value estimates are most sensitive to changes in the probability of regulatory approvals or the probability of the achievement of the revenue targets.

There were no changes in the valuation techniques during the period and there were no transfers into or out of Levels 1 and 2.

Our 2% senior convertible notes due March 2017 are measured at amortized cost in our consolidated balance sheets and not fair value. The principal balance outstanding as of December 31, 2013 is $205.0 million with a carrying value of $170.8 million and a fair value of approximately $547.1 million, based on the Level 2 valuation hierarchy of the fair value measurements standard.

We believe that the fair values of our other financial instruments approximate their reported carrying amounts.

(16)	401(k) Employee Savings Plan

The Company’s 401(k) Employee Savings Plan (the 401(k) Plan) is available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 92% of their compensation not to exceed the limits established by the Internal Revenue Code. Participants are always fully vested in their contributions. The Company matches 50% of the first 6% of participating employee contributions. The Company contributed approximately $2.5 million, $2.0 million and $0.9 million to the 401(k) Plan in each of the years ended December 31, 2013, 2012 and 2011, respectively. The Company’s contributions are made in cash. The Company’s common stock is not an investment option available to participants in the 401(k) Plan.

In connection with the Shire acquisition (note 18), the Employee Savings Plan was terminated in the first quarter of 2014.

(17)	Commitments and Contingencies

We have committed to purchase up to 400,000 liters of plasma in 2014 and up to 505,000 liters of plasma per year in 2015 through 2017 from our suppliers which equates to commitments in the range of approximately $65 million to $95 million per year. Additionally, we are required to purchase a minimum number of units that total approximately $38 million per year from our third party toll manufacturers during 2014 and 2015.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Our future minimum contractual obligations and commercial commitments at December 31, 2013 are as follows (in thousands):

	Total	2014	2015	2016	2017	2018	Thereafter
	(In thousands)
Operating leases	$43,931	$2,820	$3,002	$3,068	$3,053	$2,753	$29,235
Collaboration agreements	1,377	1,377	—	—	—	—	—
Purchase obligations	427,257	106,465	128,964	94,630	97,198	—	—
Total	$472,565	$110,662	$131,966	$97,698	$100,251	$2,753	$29,235

We have severance agreements for certain employees and change of control agreements for executive officers and certain other employees. Under the severance agreements, certain employees may be provided separation benefits from us if they are involuntarily separated from employment. Under our change of control agreements, certain employees are provided separation benefits if they are either terminated or resign for good reason from ViroPharma within 12 months from a change of control. We also have a general change of control severance plan covering our remaining employees that provide for severance benefits based on length of service and age if they are terminated or resign for good reason within 24 months from a change of control. These agreements were invoked with consummation of the acquisition of ViroPharma by Shire in 2014 (note 18).

In November 2011, we acquired a 100% ownership interest in DuoCort Pharma AB, a private company based in Helsingborg, Sweden focused on improving glucocorticoid replacement therapy for treatment of AI. We paid approximately 213 million Swedish Krona (SEK) or approximately $32.1 million in upfront consideration. In connection with the acquisition, we have also agreed to make additional payments ranging from SEK 240 million up to SEK 860 million or approximately $37 million to $133 million, contingent on the achievement of certain milestones. Up to SEK 160 million or approximately $25 million of the contingent payments relate to specific regulatory milestones; and up to SEK 700 million or approximately $109 million of the contingent payments are related to commercial milestones based on the success of the product.

(a)	Meritage Pharma, Inc.

In December 2011, we entered into an exclusive development and option agreement with Meritage Pharma, Inc. (Meritage), a private development-stage company based in San Diego, CA focused on developing OBS as a treatment for eosinophilic esophagitis (EoE). EoE is a chronic disease that is increasingly being diagnosed in children and adults. It is characterized by inflammation and accumulation of a specific type of immune cell, called an eosinophil, in the esophagus. EoE patients may have persistent or relapsing symptoms, which include dysphagia (difficulty in swallowing), nausea, stomach pain, chest pain, heartburn, loss of weight and food impaction.

As consideration for the agreement, we made an initial $7.5 million nonrefundable payment to Meritage. Meritage will utilize the funding to conduct additional Phase 2 clinical assessment of OBS. In connection with the development and option agreement, we have an exclusive option to acquire Meritage, at our sole discretion. If we exercise this option, we have agreed to pay $69.9 million for all of the outstanding capital stock of Meritage. Meritage stockholders could also receive additional payments of up to $175 million, upon the achievement of certain clinical and regulatory milestones.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(b)	Intellect Neurosciences, Inc. License Agreement

In September 2011, we entered into a license agreement for the worldwide rights of Intellect Neurosciences, Inc. (INS) to its clinical stage drug candidate, VP20629, being developed for the treatment of FA, a rare, hereditary, progressive neurodegenerative disease. We paid INS a $6.5 million up-front licensing fee. In connection with the license agreement, we may pay additional milestones up to $120 million based upon defined events. We will also pay a tiered royalty of up to a maximum percentage of low teens, based on annual net sales.

(c)	Halozyme Therapeutics License Agreement

In May 2011, Halozyme granted us an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology in combination with a C1 esterase inhibitor. Under the terms of the license agreement, we paid Halozyme an initial upfront payment of $9 million. In the fourth quarter of 2011, we made a milestone payment of $3 million related to the initiation of a Phase 2 study begun in September 2011 to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20. In connection with the license agreement, we may make further milestone payments to Halozyme which could reach up to an additional $41 million related to HAE and up to $30 million of additional milestone payments for three additional indications. Additionally, we will pay an annual maintenance fee of $1 million to Halozyme until specified events have occurred. Upon regulatory approval, Halozyme will receive up to a 10% royalty on net sales of the combination product utilizing Cinryze and rHuPH20, depending on the existence of a valid patent claim in the country of sale. On August 1, 2013, we announced that after discussion with representatives of the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, we are going to discontinue our Phase 2 study of rHuPH20 technology in combination with a C1 esterase inhibitor.

(d)	Other Agreements

The Company has entered into various other licensing, research and other agreements. Under these other agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company would be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under these other agreements.

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(e)	Litigation and Claims

On May 17, 2012, a class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania naming as defendants ViroPharma Incorporated and Vincent J. Milano, who resigned as ViroPharma Incorporated’s President and Chief Executive Officer upon completion of the Shire acquisition of ViroPharma (see note 18).  The complaint alleges, among other things, possible securities laws violations by the defendants in connection with certain statements made by the defendants related to the Company’s Vancocin product. On October 19, 2012, the complaint was amended to include additional officers of the Company as named defendants and allege additional information as the basis for the claim. The Company has moved to dismiss the complaint and an oral argument was held on June 10, 2013, but no decision has been issued. The defendants believe that the allegations in the class action complaint are without merit and intend to defend the lawsuit vigorously; however, there can be no assurance regarding the ultimate outcome of this lawsuit.

On April 6, 2012, we received a notification that the Federal Trade Commission (FTC) is conducting an investigation into whether we engaged in unfair methods of competition with respect to Vancocin. On August 3, 2012, we received a Civil Investigative Demand from the FTC requesting additional information related to this matter. The existence of an investigation does not indicate that the FTC has concluded that we have violated the law, and we do not believe that we have engaged in unfair methods of competition with respect to Vancocin. We intend to continue to cooperate with the FTC investigation; however, at this time we cannot assess potential outcomes of this investigation.

From time to time we are a party to litigation in the ordinary course of our business and may become a party to additional litigation in the future as several law firms have issued press releases indicating that they are commencing investigations concerning whether the Company and certain of its officers and directors have violated laws. We do not believe these matters, even if adversely adjudicated or settled, would have a material adverse effect on our financial condition, results of operations or cash flows.

(18)	Subsequent Events

On November 11, 2013, Shire plc and ViroPharma Incorporated announced that their Boards of Directors had unanimously approved, and the companies entered into, a merger agreement pursuant to which Shire would acquire all the outstanding shares of ViroPharma for $50 per share in cash, for a total consideration of approximately $4.2 billion.

On January 24, 2014, Shire plc announced the successful completion of the tender offer for all of the outstanding shares of ViroPharma.

Upon closing of the acquisition, all ViroPharma share-based compensation awards vested and became exercisable and ViroPharma paid advisors approximately $40.5 million in success and legal fees of which approximately $5.2 million is recorded in 2013.

In March 2014, during a routine inspection by the Medicines and Healthcare Products Regulatory Agency (MHRA) a potential risk of cross-contamination of Buccolam with another drug was observed at our contract manufacturer.  Buccolam is our drug product for the treatment of prolonged, acute convulsive

(Continued)

VIROPHARMA INCORPORATED

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

seizures in infants, toddlers, children and adolescents (from 3 months to < 18 years).  Buccolam is available in 11 European countries, including the United Kingdom (UK), Ireland, France, Spain, Germany, Italy, Israel, Finland, Denmark, Sweden and Norway.  Based on this MHRA observation, manufacturing activities at the contract manufacturer were suspended and a comprehensive risk assessment to assess the potential risk of cross-contamination was conducted.  The outcome of that risk assessment was that the risk of contamination of Buccolam with the other drug in question was considered to be very low.  A patient safety assessment by ViroPharma’s medical group has determined that based on the manufacturer’s risk assessment, the information reviewed and data collected, the risk of patient safety is also very low and no contamination was found.  In the near term, the plan is to have Buccolam manufactured at a different site of the contract manufacturer, where no other products are manufactured.

As of April 29, 2014, continued supply of Buccolam in the UK, Ireland ,Sweden and Denmark is allowed based on their assessment that Buccolam is a critical medicine.  Certain countries continue to evaluate whether a recall of Buccolam is necessary.  As of April 29, 2014, Italy, France, Germany and Spain have initiated recalls of the product.  For the year ended December 31, 2013, Net Sales of Buccolam in Italy, France, Germany and Spain totaled approximately $4.1 million. Total Net Sales of Buccolam for the year ended December 31, 2013 were $13.3 million.   Currently, it is expected that pharmacies returning product as a result of the recall will receive credit notes equal to the value they paid at the time of order.  The financial statement impact of the recall in the countries who have initiated the recall process (Italy, France, Germany and Spain) will be in an amount less than 2013 net sales, as product included in sales for the year ended December 31, 2013 have been consumed by patients and recalls in these countries extend only to product held by parties other than patients.  Buccolam inventory included in the consolidated Balance Sheet as of December 31, 2013 totaled approximately $4 million.  Management continues to evaluate inventory on hand as of December 31, 2013, and expects to be able to use a material portion of the inventory in countries who are not undergoing a recall.

The financial statement impact of the recall is not expected to be material to the consolidated financial position, results of operations or operating cash flows of ViroPharma Inc.